900 and 901 W Street

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q2 2020

Quarterly Investor Package

JBGS Divider

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q2 2020 EARNINGS RELEASE
SECTION TWO

Q2 2020 SUPPLEMENTAL INFORMATION
SECTION THREE

1900 N Street

Table of Contents

LETTER TO SHAREHOLDERS

SECTION ONE

Long-Term Trends	Page 2
Balance Sheet and Liquidity	Page 3
National Landing Update	Page 4
State of the Markets	Page 5
Financial and Operating Metrics	Page 6
Operating Portfolio	Page 7
Capital Allocation	Page 9
Development Portfolio	Page 9
Third-Party Asset Management and Real Estate Services Business	Page 10
Environmental, Social, and Governance	Page 10

Illustrative 1900 Crystal Drive

Section One – Mgmt Letter

Management Letter

August 4, 2020

To Our Fellow Shareholders:

We hope this letter finds you well and out of harm’s way during these difficult times. While each of the three jurisdictions that comprise the DC metro area have started separate reopening processes, the health and safety of our customers, our team, our business partners, and our community remain our number one priority. Despite the adverse impact of the COVID-19 pandemic, during the second quarter, the DC region performed better than other gateway markets in terms of overall employment, according to the Bureau of Labor Statistics. While our business continued to feel the effects of the pandemic, our rent collections remained steady throughout the quarter at 98.6%, 98.5% and 58.0% for office, residential, and retail, respectively. We executed or expect to execute rent deferral agreements with tenants representing $3.9 million of rents that were contractually due in the second quarter (approximately 2.9% of Total Revenue for the quarter). We are confident that these arrangements represent a worthwhile investment in the long-term survival of these tenants.

While the unfolding economic downturn threatens to be significant, we take solace in the fact that in each recession over the past 30 years, the DC metro area has proven to be more resilient than other gateway markets. Our concentration in this market, where a high percentage of demand for our business is driven by Amazon, the federal government, and government contractors, should soften the anticipated impact of the looming recession, and may translate into countercyclical growth. DC’s diversification into technology, as highlighted by its ranking as the second-best market in the country for technology talent according to CBRE’s 2020 Tech Talent report, should also help it to weather the storm.

We expect our heavy concentration in Amazon’s path of growth to bear fruit on multiple fronts. First and foremost, Amazon has historically increased its hiring pace during economic downturns and recently hired its 1,000th employee in National Landing. Amazon’s latest announcements indicate that it intends to accelerate hiring for HQ2 in the years ahead and remains fully committed to planned occupancies in National Landing. As a reminder, Amazon plans to create at least 37,850 jobs with almost 12,000 of those committed by 2025, according to its 2018 Memorandum of Understanding with the Commonwealth of Virginia. In addition, the potential for construction cost reductions, an expected decline in the supply pipeline, and limited disruptions to permitting and construction, should facilitate our multifamily growth plans, especially those related to new development in National Landing. Finally, we expect increased government spending in response to the pandemic to drive more agency and contractor spending locally. These factors should not only limit the effects of the downturn on our market but may also provide stimulus for future growth. While the unpredictable impact of COVID-19 demands caution in the short-term, we see the potential for strong demand and growth in our market over the medium and long term.

Since the formation of JBG SMITH in 2017, we have intentionally positioned the company for an expected downturn, and we believe we are well prepared for a prolonged recession and an extended recovery. We have approximately $2 billion of liquidity and only $213 million of debt maturing before the end of 2021. We believe our robust liquidity will enable us both to withstand near-term headwinds and to capitalize on investment opportunities

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that will make us even stronger over the long term. Indeed, it is precisely times such as these when those with liquidity, capital capacity, and proven capital allocation capabilities make some of their best investments.

Long-Term Trends

We anticipate that the impact of the COVID-19 pandemic will ripple through the real estate industry for years to come.  Over the short term, uncertainty surrounding the pandemic will likely suppress net new demand for office space and bias multifamily leasing to renewals. Retail failures are likely to accelerate, and an already competitive marketplace will favor retailers with experience and capital.

Over the longer term, however, the story is likely to be more nuanced. For starters, office users may take advantage of the widespread adoption of telework to lease less space, resulting in a potential headwind for office rent growth, much as densification served as a headwind over the past decade. Space reduction of this kind would require the elimination of dedicated desks and the broader adoption of hoteling and “hot desk” configurations. In the past, many employers resisted such changes due to productivity concerns and it is unclear whether employees will embrace trading their dedicated workspace for telework flexibility on a permanent basis. In high-rent districts where the payback is greater, the pressure to transition to this model will likely be intense and we expect the pace to accelerate.

Regardless of its impact on office absorption, the broader adoption of teleworking and the commuting flexibility that comes with it should enable major urban employment centers to access a deeper pool of talent to drive faster overall hiring and economic growth. Over the past few years, these regions had started to see growth plateau or even slow as a result of congestion and elevated housing costs. While teleworking could permit some of this labor force to locate a plane flight away, we believe most workers miss and greatly value face time with their colleagues (even if not all five days of the work week). If knowledge workers continue to favor the convenience and vibrancy of walkable amenities, then employers who seek to hire these workers will continue to locate and grow their office presence in these same urban, walkable environments. It follows that these areas are likely to capture a disproportionate share of demand and the rent premiums that go with it.

One likely result of this expected trend is a deepening pool of consumers for all forms of housing (including multifamily) and amenity retail. This demand, of course, depends on the belief that consumers will continue to favor convenience and amenities. Even amid the pandemic, these preferences seem to be a priority for many individuals as evidenced by desperate consumers returning to their favorite stores, restaurants, and bars even as social distancing guidelines remain in place. As these restrictions lift, and after the pandemic has passed, we believe consumer preferences will be a net positive for our mixed-use strategy, particularly in locations such as National Landing, where Amazon continues to grow at a rate far in excess of the market as a whole. Because it offers the most affordable office and residential space of any gateway city and has one of the best educated work forces in the country, the DC region is also likely to benefit post-pandemic.

While it is still too early to make specific decisions on COVID-19 driven building design changes, we are actively studying the pandemic’s impact on the configuration of office, multifamily, and retail spaces. In office, we do not subscribe to the notion that social distancing (de-densification) will translate into a sustained need for more square footage per person. Rather, we believe that in the near-term offices will continue to operate below full capacity, as health concerns and the practical limitations imposed by schools and mass transit drive a continuation of work-from-home. Over time, a growing portion of many tenants’ office spaces may shift away from private fixed desks for every employee, and more toward meeting spaces and flexible “touchdown” areas that can be used by employees splitting their time between work-from-home and collaborative work in the office. The lasting impact of COVID-19

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may not be greater physical distance, but more flexibility and collaboration within spaces designed to accommodate both.

Multifamily buildings will have to adjust to greater numbers of residents working from home at least some of the time. That said, we do not believe that this adaptation will translate into a significant reversal of the trend toward smaller units. It is more likely that amenities and common spaces will adapt to provide spaces for work, and that renting decisions will be even more predicated on the availability of outdoor space, flexible space within existing unit footprints, and robust internet connectivity throughout the building. Over the short-term, we are likely to see a flight to the suburbs as young people move in with their parents, and those who had been holding off on buying homes take advantage of historically low mortgage rates to become homeowners. We are actively exploring the design changes outlined above as we anticipate the needs of the next wave of renters entering the workforce in a post-pandemic world.

While the retail world is clearly the most uncertain, we are also exploring how to enable increased, and perhaps sustained, takeout businesses within new restaurant builds, as well as how to incorporate “ghost kitchens” into otherwise non-income producing spaces, such as obsolete retail or excess parking. These “ghost kitchens” serve the growing takeout market (which was already expanding pre-pandemic) and are essentially restaurants without a dining room. While they do not contribute to our overall placemaking efforts, these businesses nonetheless serve as amenities for renters and office workers. We are also looking at how we can permanently expand the availability of outdoor dining, as the value of activated public spaces has been proven for some time, but often comes into conflict with existing governmental regulations and transportation priorities.

As expected, construction costs are now trending downward. Early signals appeared faster than they did after the Global Financial Crisis (GFC), and we have already seen pricing on certain construction inputs, such as concrete, fall by as much as 8%. While it is still very early, and the full impact of COVID-19 on contractors will take time to play out, we believe current circumstances could create a confluence of favorable inputs for our substantial Future Development Pipeline. We are continuing to move projects through the entitlement process, including over 2,100 multifamily units in National Landing, which we expect to have entitled and designed within the next 12 months. Should construction pricing decrease to attractive enough levels, we intend to use our substantial liquidity to take advantage of these investment opportunities. Combined with Amazon’s growth and government spending tailwinds, we believe these factors could have a long-term positive impact on our growth trajectory.

These trends and predictions are based upon our early read at the outset of a downturn that we expect to be both long lived and deep. Given the high degree of uncertainty still surrounding the pandemic, and the trajectory of our local economy, we intend to avoid predicating long-term decisions upon short-term observations and we will be watching consumer and business demand trends closely.

For details regarding our financial and operating results, as well as cautionary disclosures about forward-looking statements, please see our second quarter earnings release and supplemental information, which follow this letter.

Balance Sheet and Liquidity

Maintaining prudent leverage levels, ample liquidity, and internal investment capacity are fundamental elements of our strategy for maximizing long-term NAV per share. Our capital allocation decisions over the past three years have put us in the advantageous position of having approximately $2 billion of liquidity, 2020 debt maturities of $10.5 million, 2021 debt maturities of $202.1 million, and limited near-term capital obligations. As a result, we believe we are well prepared to manage through this crisis and grow over the longer term.

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Our cash balance as of June 30, 2020 was approximately $724 million at share. Subsequent to quarter end, we closed on $385 million in financing from Freddie Mac, and repaid our credit facility in full, resulting in a pro forma cash balance of approximately $582 million at share and $1 billion of availability under our credit facility. Additionally, we have approximately $410 million of potential multifamily borrowing capacity from our Operating and Under Construction multifamily assets. We believe we have more than sufficient liquidity to meet the required obligations for our operating portfolio, to continue funding our active Under Construction assets, and to further pursue strategic projects in our Future Development Pipeline while also maintaining ample capacity for net new investment, even under a severe downside scenario.

Consistent with our strategy to primarily finance our business with non-recourse, asset-level financing, on July 22nd, we closed on $385 million in 10-year financing from Freddie Mac comprising separate loans on three multifamily assets – The Bartlett, 1221 Van Street, and 220 20th Street. This financing allowed us to source attractively priced capital for high-quality multifamily assets despite the current economic environment and validated our strategy to preserve borrowing capacity on multifamily assets for use during market downturns.

As of June 30, 2020, our Net Debt/Total Enterprise Value was 30.2% and our Net Debt/Annualized Adjusted EBITDA was 8.1x. This metric is elevated due to the impacts of COVID-19 on income streams such as parking, the Crystal City Marriott, and our Third-Party Real Estate Services business. On a trailing 12-month basis, our Net Debt/Adjusted EBITDA was 6.5x. Given that these leverage metrics include the debt incurred to date to develop our three Under Construction and five recently delivered assets, but not all the estimated stabilized NOI from those assets, we believe Net Debt/Total Enterprise Value is the most meaningful measure to evaluate our leverage. Our long-term leverage targets remain unchanged at 25% to 35% Net Debt/Total Enterprise Value and between 6x and 7x Net Debt/Adjusted EBITDA, with peak levels in the mid-8x’s during periods of more active capital deployment.

National Landing Update

In June, the Crystal City Business Improvement District (BID) officially renamed itself the National Landing BID, with an enlarged boundary that includes legacy Crystal City and a portion of Pentagon City, including the land upon which we are building Amazon’s new headquarters. This milestone formalizes the adoption of a name that was introduced almost two years ago as part of the Amazon HQ2 process, reflects the BID’s enlarged boundaries, and creates a more cohesive identity for the area. In conjunction with the BID rebranding, we launched an updated National Landing website, which provides a summary of the exciting changes happening in the submarket.

In addition to these important branding and placemaking announcements, two critical HQ2-funded infrastructure projects recently reached significant milestones. While these projects had been expected to take years, the substantial progress made over a relatively short time period is noteworthy and indicative of how all relevant parties are cooperating to rapidly improve National Landing’s infrastructure. First, Arlington County awarded JBG SMITH oversight of the new Metro entrance planned at the corner of 18th Street and Crystal Drive. As part of a public-private arrangement that maintains the project as an entirely public investment, it can now benefit from the speed and efficiency of JBG SMITH’s dedicated development team. The new entrance will provide additional capacity and will improve access to regional commuter rail service (Virginia Railway Express or VRE), local buses, and our many planned developments on Crystal Drive. The station will be built on JBG SMITH property, adjacent to 1770 Crystal Drive and a planned public plaza. Under the current schedule, the project is expected to be completed by the end of 2023.

We achieved the second important infrastructure milestone in June when VRE endorsed an agreement with JBG SMITH regarding its new and expanded regional rail station in National Landing. The station, which will also be built on JBG SMITH-owned land, is expected not only to provide VRE service, but also Amtrak and Maryland

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commuter rail service, as well as a connection point to the planned pedestrian bridge to Reagan National Airport. Construction of this new regional rail station is expected to begin in 2023 and under the current project schedule, is expected to be completed by the end of 2024.

These milestones reflect the constant and diligent effort of dozens of individuals at the state and local levels of government, as well as members of the JBG SMITH team and our many private sector partners in the submarket. Even during this time of social distancing, infrastructure priorities continue to receive attention and funding, and we are encouraged by the tremendous progress that has been made on these important investments.

State of the Markets

Regional Economy
Although no region in the United States is immune from the impacts of COVID-19, the DC metro area demonstrated its continued resilience relative to other gateway markets, posting a preliminary unemployment rate of 9.0% for May, according to the Bureau of Labor Statistics. While better than other major metro regions, this rate is still up significantly from 3.3% at the end of March. By comparison, other gateway markets have seen far higher levels of unemployment with San Francisco at 12.7%, New York at 15.3%, and Boston at 15.9%. Despite the relative outperformance, 9.0% is the highest we have ever seen in the DC market, exceeding the 6.9% during the Great Recession, 4.3% in the Tech Crash, and 5.6% in the early 90s recession. This 9.0% unemployment rate translates into more than 300,000 jobs lost – although nearly 60% of those were in the retail and hospitality sectors, some of which may not be permanent losses. Though the professional services sector remains relatively healthy, it still saw over 30,000 job losses through May which, when combined with other office-occupying sectors and a move to increased telework, will likely put increased pressure on the office market. While these data points are sobering, we have seen some early positive movement in unemployment (down from April’s 9.8% figure) and unemployment claims from the Department of Labor (peaked in April). It is important to note, however, that these positive moves could be upended by a resurgent virus or an inadequate federal economic response.

Office

The silence in the office market is deafening, with the second quarter posting minimal levels of absorption, according to JLL, which reported a year-to-date total net absorption of negative 590,000 square feet. While that is close to zero in a 330 million square foot market, it is worth noting that DC proper was responsible for the bulk of the negative absorption while the Virginia and Maryland suburbs posted de minimis levels of positive activity. This difference is less about an urban versus suburban divide and more about exposure to technology and government contracting (Northern Virginia) versus associations and law firms (DC proper). The minimal level of activity across the board also suggests that many tenants are taking a temporary “wait and see” approach to the market, favoring renewals or deferring their decisions. JLL reports that renewal activity as a share of total transaction volume is up 30% year-to-date but that subleasing activity is also on the rise, suggesting that some eventual expirations may lead to contractions. In addition to potential space givebacks, construction in our market was not halted, and deliveries have continued, bringing with them speculative space that is particularly impactful on vacancy rates in a period with little to no demand. While JLL rightly notes that the future office construction pipeline is finally slowing, there remains more than 3 million square feet being built across the market, with 1.3 million square feet of that to-be-delivered space still available.

Multifamily

The headline story in the multifamily market is the state of the construction pipeline rather than the near-term impact of COVID-19. During the second quarter, only 300 units started construction, bringing the total to approximately 2,700 units for the first six months of the year versus 4,400 in the first half of 2019. This slowdown is not the result of construction holds or delays, but rather cautious sentiment among developers and investors. While a reduction

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in construction costs may eventually spur new starts, this pause has exacerbated the declining pipeline we have been writing about for the past few years. As a reminder, peak years of delivery saw north of 14,000 units, and the past few years have seen about 10,000 units per year of deliveries. By contrast, we expect to see approximately 8,200 units deliver in 2020, 6,800 units in 2021, and just below 5,000 units in 2022. With only 2,500 units underway for delivery in 2023, we believe that this pause in construction starts and the overall declining pipeline could make 2022, and perhaps 2023, extremely light years for deliveries. While new starts driven by reduced construction costs could impact 2023, and even 2024 deliveries, when demand recovers, the supply trajectory appears to favor strong rent growth in the coming years.

Despite our favorable view of supply and demand over the medium and long-term, we do believe that the near-term multifamily market will be soft, driven by the direct impacts of COVID-19. This softness is reflected in second quarter CoStar data which shows that Same Store rents are down nearly 4% compared to the second quarter of 2019 and occupancy declined 1.5% over the same time period. These negative movements were consistent among nearly all submarkets (urban and suburban), reflecting the macro impact that COVID-19 has had on the DC region. We believe that the primary driver of these moves in occupancy and rent is a reduced pool of net new demand. Renewals have predominated in our portfolio, and new leasing traffic is down. Additionally, data compiled by Zillow from the Census Bureau shows an elevated share of adults living with parents or grandparents. That said, we believe these changes are largely near-term and related to the pandemic’s direct effects rather than a long-term change in consumer preference.

Investment Sales

While investment sales and debt issuance were significantly impacted during the second quarter, there are signs that this may be a temporary pause in activity, particularly for multifamily product. There is still a tremendous amount of private capital in the real estate sector, and according to a CRE Finance Council survey, 89% of lenders (including Fannie Mae and Freddie Mac) remain active. The amount of dry powder waiting for opportunity suggests that any negative impact of COVID-19 on asset pricing may be short lived and limited.

Office investment sales for the first half of the year were strong, totaling more than $2.5 billion, according to JLL, though the vast majority of the volume occurred in the first quarter. The second quarter accounted for only 15% of this volume, most of which was spread across a variety of core plus or value-add deals in secondary urban markets or far-flung suburbs. There was no activity downtown outside of the $254 million user sale of Capital Gallery to the Smithsonian, signaling that most large investors pressed pause on deals except those that started prior to COVID-19. The small sample size and the profile of trades did not provide adequate data for a reliable average cap rate to be calculated, but we continue to hear of pricing adjustments between 5% and 10% for deals that came to market before COVID-19, but are likely to close during the pandemic.

Multifamily investment sales stood at just over $950 million for the first half of 2020 – a strong showing even compared to prior years. That said, the second quarter totaled just $50 million, comprising a single transaction, highlighting the abruptness with which the multifamily investment sales market froze. We have seen promising signs, however, that this may be a temporary phenomenon as several pending transactions indicate demand for entitled multifamily land and a view among investors that the multifamily market should be resilient.

Financial and Operating Metrics

For the three months ended June 30, 2020, we reported a net loss attributable to common shareholders of $36.8 million and Core FFO attributable to common shareholders of $34.1 million or $0.26 per share. Same Store NOI decreased 3.0%, and our operating portfolio ended the quarter at 89.0% leased and 86.3% occupied. As discussed below, due to the impacts of the COVID-19 pandemic, our Same Store NOI was negatively impacted by $13.1

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million or (17.6%) compared to the second quarter of 2019. For second generation leases, the rental rate mark-to-market was positive 4.2%.

During the second quarter, NOI for our operating portfolio decreased by $4.1 million, or 5.2%, and Adjusted EBITDA decreased by $21.9 million, or 27.3%, as compared to the second quarter of 2019. NOI was negatively impacted by $13.4 million associated with the COVID-19 pandemic, comprising $8.1 million of reserves and rent deferrals, a $4.1 million decline in parking revenue and a $1.2 million decline in NOI from the Crystal City Marriott. Adjusted EBITDA was negatively impacted by $18.2 million due to the decline in NOI of $13.4 million noted above, a $2.1 million decline in our Third-Party Asset Management and Real Estate Services business and $2.7 million of straight-line rent reserves, all associated with the COVID-19 pandemic. The $8.1 million of reserves and rent deferrals that impacted NOI include (i) $1.4 million of rent deferrals, (ii) $2.5 million of rent deferrals from expected lease modifications, (iii) $2.4 million related to the bankruptcy filing by Parking Management Inc. and (iv) $1.8 million of other reserves. We expect our income streams from parking revenue, the Crystal City Marriott and the Third-Party Asset Management and Real Estate Services business to recover post-pandemic, subject to the continued sale of JBG Legacy Fund assets.

Operating Portfolio

For the three months ended June 30, 2020, our 11.2 million square foot operating commercial portfolio generated $230.7 million of annualized NOI and was 90.4% leased and 88.1% occupied. Due to COVID-19, leasing demand during the second quarter dropped significantly, as reflected in our quarterly leasing numbers. We completed 26 office lease transactions in our operating commercial portfolio totaling 206,000 square feet, including 38,000 square feet of new leases and 168,000 square feet of renewals. For second-generation leases, the rental rate mark-to-market was positive 4.2%. Our lease expirations for the remainder of 2020 total approximately 768,000 square feet with no private sector lease greater than 45,000 square feet, and we remain in active negotiations on approximately 72% of these leases. In 2021, we have an additional 909,000 square feet expiring. Our leasing team recently resumed live, in-person tours with stringent protocols around social distancing and mask usage, and early indications of tour activity have been promising.

In June, we released our Healthy Workplace Blueprint, a comprehensive plan for providing a safe and healthy workplace for our customers during these unprecedented times. To complement the Healthy Workplace Blueprint, we also shared a short video walking prospective customers and visitors through what to expect when visiting a JBG SMITH building.

Our operating multifamily portfolio, comprising 5,583 units, generated $76.3 million of annualized NOI. Multifamily assets comprise 30.0% of our portfolio (based on square footage at share). As a reminder, we recently delivered three assets into the operating portfolio that are still in lease up – West Half, which was delivered in the fourth quarter of 2019, and 900 W Street and 901 W Street (formerly collectively Atlantic Plumbing C), which were delivered in the first quarter of 2020. Our operating multifamily portfolio was 85.8% leased and 82.3% occupied at the end of the second quarter. Excluding our recently delivered assets, our operating multifamily portfolio was 93.3% leased and 90.2% occupied as of June 30, 2020. Residential leasing demand has been adversely impacted by COVID-19, as fewer people are interested in moving during the pandemic. While renewal activity within our portfolio is higher than in previous periods, some residents are leaving the market upon lease expiration to live with family members, a trend that could continue until work-from-home initiatives begin to lift. We are fortunate to have relatively limited non-payment of rent in our portfolio and have been working with renters who are experiencing financial hardship. We expect increased renter distress if and when government stimulus funds expire before employment begins to recover. We are pleased by our team’s ability to continue to sign leases via virtual showings,

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and this trend will likely become a part of our normal leasing process for potential residents in the initial stages of their apartment search. We are slowly moving back to live tours as public health conditions permit.

While retail tenancy only makes up approximately 7.7% of our annualized rents, our retailers are an important differentiator for our assets.  Although we are fortunate to have a number of essential retailers in our portfolio, we continue to defer rent for retailers on a case-by-case basis so they can survive until the public health crisis abates. We believe helping these customers survive has the added advantage of avoiding the cost of re-tenanting their spaces if they were to vacate.

As discussed previously, we temporarily closed the Crystal City Marriott in National Landing at the start of the COVID-19 pandemic. We reopened the hotel in mid-June, and have experienced increasing demand, with average occupancy of 15.0% for the month of July.

While we are always focused on the long term, we are sharing the following data to provide investors with additional information on how the pandemic has impacted rent collections in the second quarter. Though we are providing this information for the second quarter, at some point investors should expect that we will ultimately return to providing our typical metrics.

SECOND QUARTER 2020 RENT COLLECTION
	OFFICE	RESIDENTIAL	RETAIL
% of Rent Collected (1)	98.6%	98.5%	58.0%
Variance to Average 2019 Rent Collected	(1.1%)	(1.4%)	(40.4%)
$ Paid / $ Unpaid	$92.7M / $1.3M	$30.9M / $0.5M	$4.7M / $3.4M

(1)	Excludes $1.4 million of deferred rents, consisting of $0.2 million for office tenants and $1.2 million for retail tenants. Including these deferred rents, our rent collections for the second quarter of 2020 would have been 98.4% for office tenants and 50.7% for retail tenants.

Our rent collections for the month of July kept pace with our second quarter rent collections.

During the second quarter, we entered into rent deferral agreements with tenants totaling $1.4 million. Additionally, we recognized $2.5 million of credit losses for rent deferrals that are in negotiation. No revenue related to these executed or pending modified leases is included in our second quarter NOI, Adjusted EBITDA or Core FFO. Consequently, the deferral agreements for which we have now recognized credit losses will not have a negative impact on our financial results in future periods, regardless of whether these tenants survive the current economic downturn.

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Capital Allocation

Acquisitions

As mentioned above, we believe this downturn may present attractive investment opportunities, which we intend to evaluate in our customary disciplined manner. Our balance sheet strength is most valuable in periods of distress not only for its defensive power, but also the capacity it provides to make accretive new investments. As we experienced during the GFC, it may take time before price adjustments for asset acquisitions or reductions in construction costs pervade the market, but we intend to take full advantage of opportunities if and when they arise. Share buybacks may also be attractive, although we intend to balance these repurchases with our desire to maximize liquidity for growth through attractive acquisition and development opportunities. As discussed previously, when appropriate, we intend to complete like-kind exchange acquisitions for the proceeds from the sale of low basis assets, including the expected sale of the Pen Place land to Amazon in 2021.

Dispositions

Given the impact of COVID-19 on the investment sales market, we continue to believe that our original target of an additional $200 million of sales for 2020 will be difficult to achieve. Although the market remained frozen for most of the second quarter, we recently resumed a number of asset marketing processes, and where we can continue to transact at or above NAV or at pricing that is accretive relative to other uses of capital, we intend to do so.

Development Portfolio

As of June 30, 2020, our development portfolio consisted of three assets under construction totaling 777,000 square feet and a Future Development Pipeline totaling 16.6 million square feet. Excluding the land at Pen Place held for sale to Amazon, our pipeline was 14.5 million square feet. Of the 777,000 square feet in our Under Construction portfolio, 503,000 square feet is multifamily and 274,000 square feet is commercial, the latter of which is 97.8% pre-leased, primarily to Amazon.

Under Construction

At the end of the second quarter, our three assets under construction had guaranteed maximum price construction contracts in place.  These assets have weighted average estimated completion dates of the fourth quarter 2020 and estimated stabilization dates of the fourth quarter of 2021, with a projected NOI yield based on Estimated Total Project Cost of 6.3%.  When stabilized, we expect these assets to deliver $22.9 million of annualized NOI.

During the second quarter, we completed 965 Florida, a 433-unit multifamily asset located in the U Street/Shaw submarket, ahead of schedule and under budget. The Whole Foods located on the ground level of the building opened in July. In addition, during the second quarter, we completed the base building work on 1770 Crystal Drive and turned the space over to Amazon to commence its buildout.

Near-Term Development

We did not have any assets in the Near-Term Development pipeline at the end of the second quarter. As a reminder, we only place assets into our Near-Term Development pipeline when they have completed the entitlement process and when we intend to commence construction within 18 months, subject to market conditions.

As discussed last quarter, we obtained the final entitlements for 1900 Crystal Drive in March, securing development rights for approximately 820,000 square feet, including approximately 800 units and approximately 30,000 square feet of retail. We expect to complete design documents in the second half of 2020, at which point we will have a clear sense of expected pricing and the timing of construction commencement. While we are committed to building

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this asset as part of our National Landing repositioning, we intend to time construction to capture the benefit of an expected, downturn-induced, decline in construction costs.

We are continuing to advance the approximately 2,100 units in the next tranche of multifamily development opportunities in National Landing, all of which are within a half mile of Amazon’s new headquarters. These entitlement processes have continued to move forward in Arlington County during the pandemic, and we expect the first of these developments to receive final site plan approval in late 2020 or early 2021.  The commencement of construction on these opportunities will be subject to the same capital allocation discipline governing all our new investments.

Future Development Pipeline

As of June 30, 2020, our Future Development Pipeline comprised 16.6 million square feet, with an Estimated Total Investment per square foot of approximately $44.92. Excluding the land at Pen Place under firm contract to Amazon, our Future Development Pipeline was 14.5 million square feet with an Estimated Total Investment per square foot of approximately $46.37. At the end of the second quarter, 54.5% of this pipeline was in National Landing, 20.9% was in DC, 15.6% was in Reston, and the remaining 9.0% was in other Virginia and Maryland submarkets. Our DC holdings are concentrated in the emerging growth submarkets of Union Market and the Ballpark, and our Reston holdings include what we believe is one of the most attractive development sites on the Metro, adjacent to Reston Town Center.

Over the course of 2020, we expect to continue to advance the entitlement and design of approximately 10.2 million square feet, which represents approximately 70% of our Future Development Pipeline. This includes 6.5 million square feet in National Landing, representing approximately 93% of our Estimated Potential Development Density in the submarket. We continue to seek opportunities to monetize our Future Development Pipeline, either through internal development, land sales, ground lease structures, and in cases where continued control is important, recapitalizations with third-party capital. These potential structures would be most applicable to opportunities where we can achieve mark-ups on our land, thereby preserving our own capital capacity for other, higher-return opportunities.

Third-Party Asset Management and Real Estate Services Business

Revenue from our Third-Party Asset Management and Real Estate Services Business was $12.5 million in the second quarter, primarily driven by $4.3 million in property management fees, $3.0 million in development fees, and $2.3 million in asset management fees. The portion of total revenues associated with the JBG Legacy Funds was $2.9 million (approximately 23% of total third-party revenue). The JBG Legacy Funds continued to focus on disposing of assets in accordance with their underlying business plans, although given the disruption in the markets from the pandemic, we expect it will take longer than initially anticipated to dispose of these assets. We expect the fees from retaining management and leasing of sold assets and other third-party fee income streams to offset the loss of management fees attributable to the wind down of the JBG Legacy Fund business over time.

Environmental, Social, and Governance

In June, the Washington Post announced that JBG SMITH was recognized as one of the 2020 Top Workplaces in the Washington, DC region. During the past few months, members of our team have stepped up to support each other and our communities in inspiring ways by assisting with childcare and other household needs, including finding new and creative ways to stay connected virtually. Hearing these stories and experiencing the camaraderie firsthand, it is safe to say that our employees are indisputably what makes JBG SMITH one of the best places to work in our city.

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We have an outstanding Board of Trustees with deep experience in the public markets and a strong capital allocation track record. In addition, now that we are three years past the merger, two more of our trustees (Steven Roth and Michael Glosserman) meet the independence requirements of the New York Stock Exchange, bringing the total number of independent trustees on our Board of Trustees to nine out of 11.

In addition to the challenges of the COVID-19 pandemic, our country is grappling with racial injustice issues. In these tumultuous times, companies and communities must come together in solidarity to heal and drive positive change. We take pride in our diverse and inclusive culture, but we also recognize that we still have work to do. Since she joined us in 2019, Dawnita Wilson, our Vice President of Diversity and Inclusion (D&I) has been focused on developing and executing a comprehensive D&I strategy designed to drive behavioral and cultural change. Internally, we are committed to maintaining an inclusive workplace where diversity can thrive. Externally we are focused on developing strategic partnerships to help advance D&I in the commercial real estate industry and the communities in which we live, work, and serve.

As a company with a history of promoting housing equity, we understand the importance of housing affordability as a matter of equity and as a condition that fosters overall economic growth in our city. Through our Washington Housing Initiative, we are working to preserve and create affordable housing for middle income renters in high growth neighborhoods. Encouraging other businesses in our region to contribute to these types of initiatives is another important means of addressing systematic inequality.

* * *

During these challenging times we remain focused on the health and safety of our customers, our team, our business partners, and our community. We believe we are well positioned to manage through this crisis and to grow over the longer term. The DC metro region has consistently proven to be more resilient than other gateway markets during downturns, and we believe that Amazon, the federal government, and the Virginia Tech Innovation campus are likely to be countercyclical demand drivers during this recession. We believe that our low leverage levels, strong liquidity, and limited near-term obligations will allow us to weather the challenges that most certainly lie ahead. In the long run, we believe these advantages will enable us to accelerate our growth trajectory and to emerge from this crisis even stronger, as both a company and a team, than we entered it.

We wish you health and strength during these tumultuous times, and we appreciate your continued support of our team and our business. Now, more than ever, we will continue to work hard to maintain your trust and confidence.

Thank you and stay healthy,

W. Matthew Kelly

Chief Executive Officer

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Q2 2020 EARNINGS RELEASE

SECTION TWO

Illustrative 2525 Crystal Drive

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Jaime Marcus

SVP, Investor Relations and Corporate Communications

(240) 333-3643

jmarcus@jbgsmith.com

JBG SMITH ANNOUNCES SECOND QUARTER 2020 RESULTS

Bethesda, MD (August 4, 2020) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-growth, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended June 30, 2020 and reported its financial results.

Additional information regarding our results of operations, properties and tenants can be found in our Second Quarter 2020 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. Additional information about the current and potential future impact of COVID-19 and the ensuing economic turmoil on us, as well as our response to it, can be found in our Letter to Shareholders in our Second Quarter 2020 Investor Package. We encourage investors to consider the information presented here with the information in that document.

Second Quarter 2020 Financial Results

●	Net loss attributable to common shareholders was $36.8 million, or $0.28 per diluted share.
●	Funds From Operations (“FFO”) attributable to common shareholders was $23.7 million, or $0.18 per diluted share.
●	Core Funds From Operations (“Core FFO”) attributable to common shareholders was $34.1 million, or $0.26 per diluted share.

Six Months Ended June 30, 2020 Financial Results

●	Net income attributable to common shareholders was $6.1 million, or $0.04 per diluted share.
●	FFO attributable to common shareholders was $60.5 million, or $0.45 per diluted share.
●	Core FFO attributable to common shareholders was $86.2 million, or $0.64 per diluted share.

Operating Portfolio Highlights

●	Annualized Net Operating Income (“NOI”) for the three months ended June 30, 2020 was $307.0 million, compared to $334.6 million for the three months ended March 31, 2020, at our share.

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●	The operating commercial portfolio was 90.4% leased and 88.1% occupied as of June 30, 2020, compared to 91.0% and 88.7% as of March 31, 2020, at our share.
●	The operating multifamily portfolio was 85.8% leased and 82.3% occupied as of June 30, 2020, compared to 87.0% and 84.5% as of March 31, 2020, at our share.
●	Executed approximately 206,000 square feet of office leases at our share in the second quarter, comprising approximately 32,000 square feet of new leases and approximately 174,000 square feet of second generation leases, which generated a 5.4% rental rate increase on a GAAP basis and a 4.2% rental rate increase on a cash basis. Executed approximately 505,000 square feet of office leases at our share during the six months ended June 30, 2020, comprising approximately 80,000 square feet of new leases and approximately 425,000 square feet of second generation leases, which generated a 4.6% rental rate increase on a GAAP basis and a 1.3% rental rate increase on a cash basis.
●	Same Store Net Operating Income (“SSNOI”) at our share decreased 3.0% to $74.5 million for the three months ended June 30, 2020, compared to $76.8 million for the three months ended June 30, 2019 driven by (i) lower occupancy, a reduction in revenue and higher operating costs at our multifamily properties, which were all related to the COVID-19 pandemic, and (ii) a reduction in revenue in our commercial portfolio due to the deferral of rent, an increase in uncollectable operating lease receivables, and a decline in parking revenue, all attributable to the COVID-19 pandemic, offset by the burn-off of rent abatements. SSNOI at our share increased 0.4% to $150.4 million for the six months ended June 30, 2020, compared to $149.8 million for the six months ended June 30, 2019 largely due to the burn off of rent abatements and increase in occupancy in our commercial portfolio, which was partially offset by higher operating costs and a reduction in revenue due to the deferral of rent and an increase in uncollectable operating lease receivables attributable to the COVID-19 pandemic. The reported same store pools as of June 30, 2020 include only the assets that were in-service for the entirety of both periods being compared.

Development Portfolio Highlights

Under Construction

●	As of June 30, 2020, there were three assets under construction (one commercial asset and two multifamily assets), consisting of approximately 274,000 square feet and 577 units, both at our share.
●	During the quarter ended June 30, 2020, we completed 965 Florida Avenue ahead of schedule and below budget.

Near-Term Development

●	As of June 30, 2020, there were no assets in near-term development.

Future Development Pipeline

●	As of June 30, 2020, there were 35 future development assets consisting of 16.6 million square feet of estimated potential density at our share, including the 2.1 million square feet held for sale to Amazon.com ("Amazon").

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Third-Party Asset Management and Real Estate Services Business

For the three months ended June 30, 2020, revenue from third-party real estate services, including reimbursements, was $27.2 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $12.5 million, primarily driven by $4.3 million of property management fees, $3.0 million of development fees, $2.3 million of asset management fees and $1.7 million of other service revenue.

Balance Sheet

●	We had $2.2 billion of debt ($2.6 billion including our share of debt of unconsolidated real estate ventures) as of June 30, 2020. Of the $2.6 billion of debt at our share, approximately 58% was fixed-rate and rate caps were in place for approximately 38% of our floating rate debt.
●	The weighted average interest rate of our debt at share was 2.89% as of June 30, 2020.
●	As of June 30, 2020, our total enterprise value was approximately $6.3 billion, comprising 147.9 million common shares and units valued at $4.4 billion and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $724.2 million.
●	As of June 30, 2020, we had $710.7 million of cash and cash equivalents ($724.2 million of cash and cash equivalents at our share), and $498.5 million of capacity under our credit facility.
●	Net Debt to Annualized Adjusted EBITDA at our share for the three months ended June 30, 2020 was 8.1x and our Net Debt / Total Enterprise Value was 30.2% as of June 30, 2020.

Investing and Financing Activities

●	Recognized a loss of $3.0 million from the sale of 11333 Woodglen Drive/NoBe II Land/Woodglen by our unconsolidated real estate venture with Landmark.
●	Drew an additional $300.0 million under our revolving credit facility.
●	Drew the remaining $100.0 million under our Tranche A-1 Term Loan.
●	Refinanced the mortgage loan collateralized by RTC-West, increasing the principal balance by $20.2 million.
●	Our real estate venture, which owns 1900 N Street, entered into a mortgage loan with a maximum principal balance of $160.0 million collateralized by the asset. The venture initially received proceeds from the mortgage loan of $134.5 million ($74.0 million at our share), with an additional $25.5 million available in the future.

Subsequent to June 30, 2020:

●	Entered into three separate mortgage loans with an aggregate principal balance of $385.0 million, collateralized by The Bartlett, 1221 Van Street and 220 20th Street.
●	Repaid the $500.0 million outstanding balance on our revolving credit facility.

Dividends

On July 30, 2020, our Board of Trustees declared a quarterly dividend of $0.225 per common share, which will be paid on August 27, 2020 to shareholders of record as of August 13, 2020.

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About JBG SMITH

JBG SMITH is an S&P 400 company that owns, operates, invests in and develops a dynamic portfolio of high-growth mixed-use properties in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Capital region, including National Landing where it now serves as the exclusive developer for Amazon’s new headquarters. JBG SMITH’s portfolio currently comprises 20.7 million square feet of high-growth office, multifamily and retail assets, 98% at our share of which are Metro-served. It also maintains a robust future development pipeline encompassing 16.6 million square feet of mixed-use development opportunities. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH”, the “Company”, "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, "hypothetical", "potential", “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on our financial condition, results of operations, cash flows, liquidity, performance, tenants, the real estate market and the global economy and financial markets. The extent to which the COVID-19 pandemic continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence, including the scope, severity, duration and possible resurgence of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value, stock price, occupancy rates, revenue from our multifamily and commercial portfolios, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, and burn-off of rent abatement; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; our annual dividend per share and dividend yield; annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units and in the case of our future development assets, estimated potential development density; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon’s additional headquarters; the economic impact of Amazon’s additional headquarters on the DC region and National Landing; the impact of our role as developer, property manager and retail leasing agent in connection with Amazon’s new headquarters; our development plans related to Amazon’s additional headquarters; whether any of our tenants succeed in obtaining government assistance under the CARES

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Act and other programs and use any resulting proceeds to make lease payments owed to us; whether we can access agency debt secured by our currently-unencumbered multifamily assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures will have any negative impact on our properties or our ability to generate revenue; and the allocation of capital to our share repurchase plan and any impact on our stock price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Cautionary Statement Concerning Forward-Looking Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we

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otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA

Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

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Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution (“FAD")

FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

Net Operating Income ("NOI") and Annualized NOI

“NOI” is a non-GAAP financial measure management uses to assess a segment’s performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure for our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful

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starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe that to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended June 30, 2020 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of June 30, 2020. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

Same Store and Non-Same Store

“Same store” refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

“Non-same store” refers to all operating assets excluded from the same store pool.

Definitions

GAAP

"GAAP" refers to accounting principles generally accepted in the United States of America.

In-Service

‘‘In-service’’ refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2020.

Formation Transaction

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust’s Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	June 30, 2020	December 31, 2019

ASSETS
Real estate, at cost:
Land and improvements	$1,285,415	$1,240,455
Buildings and improvements	4,065,543	3,880,973
Construction in progress, including land	563,133	654,091
	5,914,091	5,775,519
Less accumulated depreciation	(1,194,743)	(1,119,571)
Real estate, net	4,719,348	4,655,948
Cash and cash equivalents	710,677	126,413
Restricted cash	20,356	16,103
Tenant and other receivables, net	56,102	52,941
Deferred rent receivable, net	177,951	169,721
Investments in unconsolidated real estate ventures	464,437	543,026
Other assets, net	273,030	253,687
Assets held for sale	73,876	168,412
TOTAL ASSETS	$6,495,777	$5,986,251

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,312,524	$1,125,777
Revolving credit facility	500,000	200,000
Unsecured term loans, net	397,637	297,295
Accounts payable and accrued expenses	125,433	157,702
Other liabilities, net	220,414	206,042
Total liabilities	2,556,008	1,986,816
Commitments and contingencies
Redeemable noncontrolling interests	499,083	612,758
Total equity	3,440,686	3,386,677
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,495,777	$5,986,251

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUE
Property rental	$115,459	$122,326	$235,839	$241,739
Third-party real estate services, including reimbursements	27,167	29,487	56,883	57,178
Other revenue	2,326	8,804	10,337	16,899
Total revenue	144,952	160,617	303,059	315,816
EXPENSES
Depreciation and amortization	52,616	45,995	101,105	94,714
Property operating	33,792	32,113	68,295	64,287
Real estate taxes	17,869	18,266	36,068	35,501
General and administrative:
Corporate and other	13,216	11,559	26,392	23,873
Third-party real estate services	29,239	28,710	58,053	56,776
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,523	18,299	20,654
Transaction and other costs	1,372	2,974	6,681	7,869
Total expenses	156,962	149,140	314,893	303,674
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(13,485)	(1,810)	(16,177)	1,791
Interest and other income, net	114	2,052	1,021	3,003
Interest expense	(15,770)	(13,107)	(27,775)	(30,281)
Gain on sale of real estate	—	—	59,477	39,033
Loss on extinguishment of debt	—	(1,889)	(33)	(1,889)
Total other income (expense)	(29,141)	(14,754)	16,513	11,657
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(41,151)	(3,277)	4,679	23,799
Income tax (expense) benefit	888	(51)	3,233	1,121
NET INCOME (LOSS)	(40,263)	(3,328)	7,912	24,920
Net (income) loss attributable to redeemable noncontrolling interests	3,483	288	(1,767)	(3,099)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(36,780)	$(3,040)	$6,145	$21,821
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.28)	$(0.03)	$0.04	$0.16
Diluted	$(0.28)	$(0.03)	$0.04	$0.16
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	133,613	131,754	134,078	127,189
Diluted	133,613	131,754	134,078	127,189

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

10

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(40,263)		$(3,328)		$7,912		$24,920
Depreciation and amortization expense	52,616		45,995		101,105		94,714
Interest expense (1)	15,770		13,107		27,775		30,281
Income tax expense (benefit)	(888)		51		(3,233)		(1,121)
Unconsolidated real estate ventures allocated share of above adjustments	10,692		10,357		21,529		18,163
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(6)		(4)		(3)		(5)
EBITDA	$37,921		$66,178		$155,085		$166,952
Gain on sale of real estate	—		—		(59,477)		(39,033)
(Gain) loss on sale of unconsolidated real estate assets	2,952		(335)		2,952		(335)
Impairment of investment in unconsolidated real estate venture (2)	6,522		—		6,522		—
EBITDAre	$47,395		$65,843		$105,082		$127,584
Transaction and other costs (3)	1,372		2,974		6,681		7,869
Loss on extinguishment of debt	—		1,889		33		1,889
Share-based compensation related to Formation Transaction and special equity awards	8,858		9,523		18,299		20,654
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (4)	(245)		(232)		129		(6,673)
Unconsolidated real estate ventures allocated share of above adjustments	747		—		1,465		—

Adjusted EBITDA	$58,127		$79,997		$131,689		$151,323

Net Debt to Annualized Adjusted EBITDA (5)	8.1	x	5.2	x	7.2	x	5.5	x

					June 30, 2020		June 30, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)					$2,202,667		$1,653,538
Unconsolidated indebtedness (6)					411,599		312,686
Total consolidated and unconsolidated indebtedness					2,614,266		1,966,224
Less: cash and cash equivalents					724,246		289,554
Net Debt (at JBG SMITH Share)					$1,890,020		$1,676,670

Note: All EBITDA measures as shown above are attributable to operating partnership common units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	In connection with the preparation and review of our second quarter 2020 financial statements, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment charge of $6.5 million, reducing the net book value of our investment to zero.
(3)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the six months ended June 30, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(4)	During the six months ended June 30, 2019, we received distributions of $6.6 million from 1101 17th Street.
(5)	Adjusted EBITDA for the six months ended June 30, 2020 and 2019 is annualized by multiplying by two.
(6)	Net of premium/discount and deferred financing costs.

11

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(36,780)	$(3,040)	$6,145	$21,821
Net income (loss) attributable to redeemable noncontrolling interests	(3,483)	(288)	1,767	3,099
Net income (loss)	(40,263)	(3,328)	7,912	24,920
Gain on sale of real estate	—	—	(59,477)	(39,033)
(Gain) loss on sale from unconsolidated real estate ventures	2,952	(335)	2,952	(335)
Real estate depreciation and amortization	49,924	43,308	95,586	89,343
Impairment of investment in unconsolidated real estate venture (1)	6,522	—	6,522	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,498	4,804	14,380	9,457
FFO attributable to noncontrolling interests in consolidated real estate ventures	(6)	(4)	(3)	(5)
FFO Attributable to Operating Partnership Common Units	$26,627	$44,445	$67,872	$84,347
FFO attributable to redeemable noncontrolling interests	(2,911)	(5,014)	(7,408)	(9,797)
FFO attributable to common shareholders	$23,716	$39,431	$60,464	$74,550

FFO attributable to the operating partnership common units	$26,627	$44,445	$67,872	$84,347
Transaction and other costs, net of tax (2)	1,212	2,847	6,378	7,473
(Gain) loss from mark-to-market on derivative instruments	17	524	(30)	48
Loss on extinguishment of debt	—	1,889	33	1,889
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	(245)	(232)	129	(6,673)
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,523	18,299	20,654
Amortization of management contracts intangible, net of tax	1,073	1,288	2,216	2,575
Unconsolidated real estate ventures allocated share of above adjustments	727	1,153	1,903	1,380
Core FFO Attributable to Operating Partnership Common Units	$38,269	$61,437	$96,800	$111,693
Core FFO attributable to redeemable noncontrolling interests	(4,184)	(6,931)	(10,566)	(12,955)
Core FFO attributable to common shareholders	$34,085	$54,506	$86,234	$98,738
FFO per common share - basic and diluted	$0.18	$0.30	$0.45	$0.59
Core FFO per common share - basic and diluted	$0.26	$0.41	$0.64	$0.78
Weighted average shares - basic and diluted	133,613	131,754	134,078	127,189

See footnotes on page 13.

12

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

FAD
Core FFO attributable to the operating partnership common units	$38,269	$61,437	$96,800	$111,693
Recurring capital expenditures and second generation tenant improvements and leasing commissions (4)	(12,889)	(20,076)	(22,694)	(42,373)
Straight-line and other rent adjustments (5)	(2,383)	(8,739)	(7,620)	(15,547)
Third-party lease liability assumption payments	(780)	(1,183)	(2,240)	(2,319)
Share-based compensation expense	11,757	5,694	19,487	11,024
Amortization of debt issuance costs	673	875	1,295	1,845
Unconsolidated real estate ventures allocated share of above adjustments	270	(1,404)	464	(1,491)
Non-real estate depreciation and amortization	1,215	916	2,469	1,828
FAD available to the Operating Partnership Common Units (A)	$36,132	$37,520	$87,961	$64,660
Distributions to common shareholders and unitholders (6) (B)	$33,970	$34,006	$67,981	$65,290
FAD Payout Ratio (B÷A) (7)	94.0%	90.6%	77.3%	101.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$6,541	$7,252	$9,099	$12,747
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	360	252	509	340
Second generation tenant improvements and leasing commissions	5,613	12,357	12,556	28,512
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	375	215	530	774
Recurring capital expenditures and second generation tenant improvements and leasing commissions	12,889	20,076	22,694	42,373
First generation tenant improvements and leasing commissions	11,853	18,996	23,700	25,193
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	217	419	987	652
Non-recurring capital expenditures	6,240	5,470	12,427	12,192
Share of non-recurring capital expenditures from unconsolidated joint ventures	238	30	340	30
Non-recurring capital expenditures	18,548	24,915	37,454	38,067
Total JBG SMITH Share of Capital Expenditures	$31,437	$44,991	$60,148	$80,440

(1)	In connection with the preparation and review of our second quarter 2020 financial statements, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment charge of $6.5 million, reducing the net book value of our investment to zero.
(2)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the six months ended June 30, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(3)	During the six months ended June 30, 2019, we received distributions of $6.6 million from 1101 17th Street.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate investments.
(5)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(6)	The distribution for the six months ended June 30, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.
(7)	The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

13

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net income (loss) attributable to common shareholders	$(36,780)	$(3,040)	$6,145	$21,821
Add:
Depreciation and amortization expense	52,616	45,995	101,105	94,714
General and administrative expense:
Corporate and other	13,216	11,559	26,392	23,873
Third-party real estate services	29,239	28,710	58,053	56,776
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,523	18,299	20,654
Transaction and other costs	1,372	2,974	6,681	7,869
Interest expense	15,770	13,107	27,775	30,281
Loss on extinguishment of debt	—	1,889	33	1,889
Income tax expense (benefit)	(888)	51	(3,233)	(1,121)
Net income (loss) attributable to redeemable noncontrolling interests	(3,483)	(288)	1,767	3,099
Less:
Third-party real estate services, including reimbursements	27,167	29,487	56,883	57,178
Other revenue (1)	1,516	2,114	3,146	3,755
Income (loss) from unconsolidated real estate ventures, net	(13,485)	(1,810)	(16,177)	1,791
Interest and other income, net	114	2,052	1,021	3,003
Gain on sale of real estate	—	—	59,477	39,033

Consolidated NOI	64,608	78,637	138,667	155,095
NOI attributable to unconsolidated real estate ventures at our share	7,495	5,089	16,073	10,252
Non-cash rent adjustments (2)	(1,419)	(8,738)	(4,964)	(15,544)
Other adjustments (3)	3,516	3,760	6,330	7,091
Total adjustments	9,592	111	17,439	1,799
NOI	$74,200	$78,748	$156,106	$156,894
Less: out-of-service NOI loss (4)	(1,475)	(1,057)	(2,857)	(2,122)
Operating Portfolio NOI	$75,675	$79,805	$158,963	$159,016
Non-same store NOI (5)	1,204	2,992	8,567	9,178
Same store NOI (6)	$74,471	$76,813	$150,396	$149,838

Change in same store NOI	(3.0)%		0.4%
Number of properties in same store pool	55		53

(1)	Excludes parking revenue of $0.8 million and $7.2 million for the three and six months ended June 30, 2020, and $6.7 million and $13.1 million for the three and six months ended June 30, 2019.
(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(4)	Includes the results of our Under Construction assets and Future Development Pipeline.
(5)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(6)	Includes the results of the properties that are owned, operated and in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

14

Q2 2020 SUPPLEMENTAL INFORMATION

SECTION THREE

Illustrative 2001 South Bell Street

Section Three – Supplemental

West Half Model Unit

JBG SMITH

SUPPLEMENTAL INFORMATION | Q2 2020

Supplemental Information Cover

TABLE OF CONTENTS	JUNE 30, 2020

DISCLOSURES	JUNE 30, 2020

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH”, the “Company”, "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, "hypothetical", "potential", “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on our financial condition, results of operations, cash flows, liquidity, performance, tenants, the real estate market and the global economy and financial markets. The extent to which the COVID-19 pandemic continues to impact us and our tenants depends on future developments, many of which are highly uncertain and cannot be predicted with confidence, including the scope, severity, duration and possible resurgence of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value, stock price, liquidity, occupancy rates, property rental revenue, operating costs, deferrals of rent, uncollectable operating lease receivables, parking revenue, burn-off of rent abatement, construction costs, the Crystal City Marriott, the timing of disposition of assets in the JBG Legacy Funds, demand for new office space and potential bias of multifamily leasing to renewals; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential net operating income growth and the assumptions on which such growth is premised, our estimated future leverage (Net Debt/Adjusted EBITDA and Net Debt/Total Enterprise Value) profile, the potential effect of Amazon.com, Inc. ("Amazon") on job growth in the Washington, DC metropolitan area and National Landing; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the Washington, DC region will be more resilient than to other parts of the country in any recession resulting from COVID-19; potential countercyclical growth caused by the concentration in the Washington DC region of Amazon, the federal government, government contractors, and the Virginia Tech Innovation campus; the economic impact of DC’s diversification into technology; our anticipated acquisitions and dispositions and the ability to identify associated like-kind exchanges; our annual dividend per share and dividend yield; annualized net operating income; adjusted annualized net operating income; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon’s additional headquarters; the economic impact of Amazon’s additional headquarters on the DC region and National Landing, including Amazon’s commitment to its planned occupancies in National Landing and its plans for accelerated hiring, and plans to expand public transportation in National Landing such as Metro and Virginia Railway Express; the impact of our role as developer, property manager and retail leasing agent in connection with Amazon’s new headquarters; our development plans related to Amazon’s additional headquarters; the impact on our net asset value of the Amazon transactions; in the case of any further Amazon lease transactions and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent; whether any of our tenants succeed in obtaining government assistance under the CARES Act and other programs and use any resulting proceeds to make lease payments owed to us; the impact of increases in government spending on increases in agency and contractor spending locally; whether we can access agency debt secured by our currently-unencumbered multifamily assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures will have any negative impact on our properties or our ability to generate revenue; the allocation of capital to our share repurchase plan and any impact on our stock price; the length of time development assets that have recently been moved to operating assets (including 1900 N Street, 4747 Bethesda, West Half, 901 W Street and 900 W Street) will take to stabilize; in the case of our construction and near-term development assets, estimated square feet, estimated number of units, estimated construction start, occupancy stabilization dates, estimated incremental investment, projected NOI yield, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected NOI yield, weighted average projected NOI yield, NOI yield or estimated total project cost, estimated total NOI weighted average completion date, weighted average stabilization date and estimated incremental investment, intended type of asset use and potential tenants, and estimated stabilized NOI; whether our Under Construction assets will deliver the annualized NOI that we anticipate; the timing of any correction to construction costs and our plans to commence construction at 1900 Crystal Drive and any other such projects; trends towards widespread adoption of teleworking; and in the case of our future development opportunities, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, estimated total investment, estimated potential development density and the potential for delays in the entitlement process, including the approximately 10.2 million square feet of entitlement that we expect to complete in 2020.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and

DISCLOSURES	JUNE 30, 2020

uncertainties, see “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Cautionary Statement Concerning Forward-Looking Statements in the Company’s Annual Report on Form 10 K for the year ended December 31, 2019 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust’s Washington, D.C. segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America (“GAAP”) and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Definitions

See pages 51-55 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transaction with Amazon is based on executed leases and purchase and sale agreements between us and Amazon. Closing under these agreements is subject to customary closing conditions.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

DISCLOSURES	JUNE 30, 2020

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Adjusted Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Adjusted Consolidated and Unconsolidated Indebtedness
●	Net Debt
●	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	JUNE 30, 2020 (Unaudited)

Company Profile

Company Overview

JBG SMITH is real estate investment trust that owns, operates, invests in and develops a dynamic portfolio of high-growth mixed-use properties concentrated in leading urban infill submarkets in and around Washington, DC. We own and operate a portfolio of high-growth commercial and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of owning and operating assets within the Metro-served submarkets in the Washington, DC metropolitan area that have high barriers to entry and key urban amenities, including being within walking distance of a Metro station. Our revenues are derived primarily from leases with commercial and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance. In addition to our portfolio, we have a third-party asset management and real estate services business that provides fee-based real estate services to third parties, our real estate ventures and the legacy funds formerly organized by JBG ("JBG Legacy Funds").

Q2 2020 Financial Results

◾	Net loss attributable to common shareholders was $36.8 million, or $0.28 per diluted share.
◾	FFO attributable to common shareholders was $23.7 million, or $0.18 per diluted share.
◾	Core FFO attributable to common shareholders was $34.1 million, or $0.26 per diluted share.

Q2 2020 to Q1 2020 Comparison

Below are the key highlights regarding quarter over quarter changes in the JBG SMITH portfolio.

Operating Assets

◾	Annualized NOI for the operating portfolio for the three months ended June 30, 2020 was $307.0 million, compared to $334.6 million for the three months ended March 31, 2020, at our share.
◾	The operating commercial portfolio was 90.4% leased and 88.1% occupied as of June 30, 2020, compared to 91.0% and 88.7% as of March 31, 2020, at our share.
◾	The operating multifamily portfolio was 85.8% leased and 82.3% occupied as of June 30, 2020, compared to 87.0% and 84.5% as of March 31, 2020, at our share.
◾	Same store NOI at our share decreased 3.0% to $74.5 million for the three months ended June 30, 2020, compared to $76.8 million for the three months ended June 30, 2019. The decrease in same store NOI for the three months ended June 30, 2020 was driven by (i) lower occupancy, a reduction in revenue and higher operating costs at our multifamily properties, which were all related to the COVID-19 pandemic, and (ii) a reduction in revenue in our commercial portfolio due to the deferral of rent, an increase in uncollectable operating lease receivables, and a decline in parking revenue, all attributable to the COVID-19 pandemic, offset by the burn-off of rent abatements. The reported same store pools as of June 30, 2020 include only the assets that were in-service for the entirety of both periods being compared. See page 54 for the definition of same store.
◾	During the second quarter, NOI for our operating portfolio decreased by $4.1 million, or 5.2%, and Adjusted EBITDA decreased by $21.9 million, or 27.3% as compared to the second quarter of 2019. NOI was negatively impacted by $13.4 million associated with the COVID-19 pandemic, comprising $8.1 million of reserves and rent deferrals, a $4.1 million decline in parking revenue and a $1.2 million decline in NOI from the Crystal City Marriott. Adjusted EBITDA was negatively impacted by $18.2 million due to the decline in NOI of $13.4 million noted above, a $2.1 million decline in our Third-Party Asset Management and Real Estate Services business and $2.7 million of straight-line rent reserves, all associated with the COVID-19 pandemic. The $8.1 million of reserves and rent deferrals that impacted NOI include (i) $1.4 million of rent deferrals, (ii) $2.5 million of rent deferrals from expected lease modifications, (iii) $2.4 million related to the bankruptcy filing by Parking Management Inc. and (iv) $1.8 million of other reserves. We expect our income streams from parking revenue, the Crystal City Marriott and the Third-Party Asset Management and Real Estate Services business to recover post-pandemic, subject to the continued sale of JBG Legacy Fund assets. See pages 25 and 26 for the impact of COVID-19 on Q2 2020 Commercial and Multifamily NOI.

COMPANY PROFILE	JUNE 30, 2020 (Unaudited)

Company Overview

Under Construction

◾	As of June 30, 2020, there were three assets under construction (one commercial asset and two multifamily assets), consisting of approximately 274,000 square feet and 577 units, both at our share.
◾	During the quarter ended June 30, 2020, we completed 965 Florida Avenue ahead of schedule and below budget.

Near-Term Development

◾	As of June 30, 2020, there were no assets in near-term development.

Future Development

◾	As of June 30, 2020, there were 35 future development assets consisting of 16.6 million square feet of estimated potential density at our share, including the 2.1 million square feet held for sale to Amazon.

Investing and Financing Activities

◾	Recognized a loss of $3.0 million from the sale of 11333 Woodglen Drive/NoBe II Land/Woodglen by our unconsolidated real estate venture with Landmark.
◾	Drew an additional $300.0 million under our revolving credit facility.
◾	Drew the remaining $100.0 million under our Tranche A-1 Term Loan.
◾	Refinanced the mortgage loan collateralized by RTC-West, increasing the principal balance by $20.2 million.
◾	Our real estate venture, which owns 1900 N Street, entered into a mortgage loan with a maximum principal balance of $160.0 million collateralized by the asset. The venture initially received proceeds from the mortgage loan of $134.5 million ($74.0 million at our share), with an additional $25.5 million available in the future.

Subsequent to June 30, 2020:

◾	Entered into three separate mortgage loans with an aggregate principal balance of $385.0 million, collateralized by The Bartlett, 1221 Van Street and 220 20th Street.
◾	Repaid the $500.0 million outstanding balance on our revolving credit facility.

Executive Officers		Company Snapshot as of June 30, 2020

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer	Indicated annual dividend per share	$0.90
Stephen W. Theriot	Chief Financial Officer	Dividend yield	3.0%
Kevin P. Reynolds	Chief Development Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
M. Moina Banerjee	Executive Vice President, Head of Capital Markets	Common share price	$29.57
		Common shares and common limited partnership units ("OP Units") outstanding (in millions)	147.92
		Total market capitalization	$4.37
		Total consolidated and unconsolidated indebtedness at JBG SMITH share	2.61
		Less: cash and cash equivalents at JBG SMITH share	(0.72)
		Net debt	$1.89
		Total Enterprise Value	$6.26

		Net Debt / Total Enterprise Value	30.2%

FINANCIAL HIGHLIGHTS	JUNE 30, 2020 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Six Months Ended
	June 30, 2020		June 30, 2020

Summary Financial Results
Total revenue	$144,952		$303,059
Net income (loss) attributable to common shareholders	$(36,780)		$6,145
Per diluted common share	$(0.28)		$0.04
Operating portfolio NOI	$75,675		$158,963
FFO (1)	$26,627		$67,872
Per operating partnership common unit	$0.18		$0.45
Core FFO (1)	$38,269		$96,800
Per operating partnership common unit	$0.26		$0.64
FAD (1)	$36,132		$87,961
FAD payout ratio	94.0%		77.3%
EBITDA (1)	$37,921		$155,085
EBITDAre (1)	$47,395		$105,082
Adjusted EBITDA (1)	$58,127		$131,689
Net debt / total enterprise value	30.2%		30.2%
Net debt to annualized adjusted EBITDA	8.1	x	7.2	x

	June 30, 2020

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (2)	$2,202,667
Total consolidated and unconsolidated indebtedness (2)	$2,614,266
Weighted average interest rates:
Variable rate debt	1.53%
Fixed rate debt	3.86%
Total debt	2.89%
Cash and cash equivalents	$724,246

(1)	Attributable to operating partnership common units, which include units owned by JBG SMITH.
(2)	Net of premium/discount and deferred financing costs.

FINANCIAL HIGHLIGHTS – TRENDS	JUNE 30, 2020 (Unaudited)

Financial Highlights - Trends

Three Months Ended
dollars in thousands, except per share data, at JBG SMITH share	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Commercial NOI	$56,594	$62,112	$61,999	$57,840	$59,735
Multifamily NOI	19,081	21,251	20,601	20,436	20,569
Operating portfolio NOI	$75,675	$83,363	$82,600	$78,276	$80,304
Total annualized NOI	$306,984	$334,594	$328,207	$313,224	$322,026

Net income (loss) attributable to common shareholders	$(36,780)	$42,925	$34,390	$9,360	$(3,040)
Per diluted common share	$(0.28)	$0.32	$0.25	$0.06	$(0.03)
FFO (1)	$26,627	$41,245	$34,228	$51,321	$44,445
Per operating partnership common unit	$0.18	$0.27	$0.23	$0.34	$0.30
Core FFO (1)	$38,269	$58,531	$59,362	$66,053	$61,437
Per operating partnership common unit	$0.26	$0.39	$0.39	$0.44	$0.41
FAD (1) (2)	$36,132	$51,829	$28,790	$46,232	$37,520
FAD payout ratio	94.0%	65.6%	118.1%	73.6%	90.6%
EBITDA (1)	$37,921	$117,164	$109,962	$77,073	$66,178
EBITDAre (1)	$47,395	$57,687	$52,092	$68,985	$65,843
Adjusted EBITDA (1)	$58,127	$73,562	$77,582	$82,419	$79,997
Net debt / total enterprise value (3)	30.2%	27.8%	22.5%	22.9%	22.2%
Net debt to annualized adjusted EBITDA (3)	8.1	x	6.2x	5.8x	5.3x	5.2x

Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

Number of Operating Assets
Commercial	43	44	44	45	46
Multifamily	20	20	18	16	16
Total	63	64	62	61	62

Operating Portfolio % Leased
Commercial (4)	90.4%	91.0%	91.4%	90.2%	90.3%
Multifamily (5)	85.8%	87.0%	89.5%	96.5%	98.0%
Weighted Average	89.0%	89.8%	90.8%	91.9%	92.3%

Operating Portfolio % Occupied (6)
Commercial (4)	88.1%	88.7%	88.2%	86.8%	86.0%
Multifamily (5)	82.3%	84.5%	87.2%	94.9%	95.0%
Weighted Average	86.3%	87.5%	87.9%	89.0%	88.4%

See footnotes on page 10.

FINANCIAL HIGHLIGHTS – TRENDS	JUNE 30, 2020 (Unaudited)

Footnotes

Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)	Attributable to operating partnership common units, which include units owned by JBG SMITH.
(2)	Q4 2019 was impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.
(3)	Q4 2019 calculated using closing share price as of February 21, 2020. In Q2 2019, we closed an underwritten public offering of 11.5 million common shares that generated net proceeds of $472.8 million.
(4)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and the percent occupied metrics.
(5)	Includes recently delivered assets. In-service assets were 93.3% leased and 90.2% occupied as of Q2 2020, 95.2% leased and 93.4% occupied as of Q1 2020, and 95.1% leased and 93.3% occupied as of Q4 2019.
(6)	Percent occupied excludes occupied retail square feet.

PORTFOLIO OVERVIEW	JUNE 30, 2020 (Unaudited)

Portfolio Overview

		100% Share	At JBG SMITH Share
							Annualized
							Rent per
						Annualized	Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied	(in thousands)	Per Unit (1)	(in thousands)

Operating
Commercial (2)
In-service	41	12,723,195	10,747,626	90.7%	88.7%	$412,502	$44.94	$ $ 231,832
Recently delivered	2	569,424	448,358	84.0%	75.9%	22,010	63.28	$ (1,172)
Total / weighted average	43	13,292,619	11,195,984	90.4%	88.1%	$434,512	$45.61	$230,660
Multifamily
In-service	17	6,646	4,862	93.3%	90.2%	$121,861	$2,189	$78,416
Recently delivered	3	721	721	34.5%	29.3%	8,480	2,294	(2,092)
Total / weighted average	20	7,367	5,583	85.8%	82.3%	$130,341	$2,194	$76,324

Operating - In-Service	58	12,723,195 SF/ 6,646 Units	10,747,626 SF/ 4,862 Units	91.5%	89.1%	$534,363	$44.94 per SF/ $2,189 per unit	$310,248

Operating - Recently Delivered	5	569,424 SF/ 721 Units	448,358 SF/ 721 Units	55.3%	49.8%	$30,490	$63.28 per SF/ $2,294 per unit	$(3,264)

Operating - Total / Weighted Average	63	13,292,619 SF/ 7,367 Units	11,195,984 SF/ 5,583 Units	89.0%	86.3%	$564,853	$45.61 per SF/ $2,194 per unit	$306,984

Development (3)
Under Construction
Commercial	1	273,897	273,897	97.8%
Multifamily	2	755	577	N/A

Development - Total	3	273,897 SF/ 755 Units	273,897 SF/ 577 Units	97.8%

Future Development	35	19,397,900	16,626,900

(1)	For commercial assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Crystal City Marriott and 1700 M Street are excluded from annualized rent per square foot metrics. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.
(2)	Crystal City Marriott and 1700 M Street are excluded from percent leased, percent occupied, annualized rent, and annualized rent per square foot metrics.
(3)	Refer to pages 42-43 for detail on Under Construction assets and Future Development pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	JUNE 30, 2020 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	June 30, 2020	December 31, 2019

ASSETS
Real estate, at cost:
Land and improvements	$1,285,415	$1,240,455
Buildings and improvements	4,065,543	3,880,973
Construction in progress, including land	563,133	654,091
	5,914,091	5,775,519
Less accumulated depreciation	(1,194,743)	(1,119,571)
Real estate, net	4,719,348	4,655,948
Cash and cash equivalents	710,677	126,413
Restricted cash	20,356	16,103
Tenant and other receivables, net	56,102	52,941
Deferred rent receivable, net	177,951	169,721
Investments in unconsolidated real estate ventures	464,437	543,026
Other assets, net	273,030	253,687
Assets held for sale	73,876	168,412
TOTAL ASSETS	$6,495,777	$5,986,251

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,312,524	$1,125,777
Revolving credit facility	500,000	200,000
Unsecured term loans, net	397,637	297,295
Accounts payable and accrued expenses	125,433	157,702
Other liabilities, net	220,414	206,042
Total liabilities	2,556,008	1,986,816
Commitments and contingencies
Redeemable noncontrolling interests	499,083	612,758
Total equity	3,440,686	3,386,677
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,495,777	$5,986,251

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	JUNE 30, 2020 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUE
Property rental	$115,459	$122,326	$235,839	$241,739
Third-party real estate services, including reimbursements	27,167	29,487	56,883	57,178
Other revenue	2,326	8,804	10,337	16,899
Total revenue	144,952	160,617	303,059	315,816
EXPENSES
Depreciation and amortization	52,616	45,995	101,105	94,714
Property operating	33,792	32,113	68,295	64,287
Real estate taxes	17,869	18,266	36,068	35,501
General and administrative:
Corporate and other	13,216	11,559	26,392	23,873
Third-party real estate services	29,239	28,710	58,053	56,776
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,523	18,299	20,654
Transaction and other costs	1,372	2,974	6,681	7,869
Total expenses	156,962	149,140	314,893	303,674
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(13,485)	(1,810)	(16,177)	1,791
Interest and other income, net	114	2,052	1,021	3,003
Interest expense	(15,770)	(13,107)	(27,775)	(30,281)
Gain on sale of real estate	—	—	59,477	39,033
Loss on extinguishment of debt	—	(1,889)	(33)	(1,889)
Total other income (expense)	(29,141)	(14,754)	16,513	11,657
INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	(41,151)	(3,277)	4,679	23,799
Income tax (expense) benefit	888	(51)	3,233	1,121
NET INCOME (LOSS)	(40,263)	(3,328)	7,912	24,920
Net (income) loss attributable to redeemable noncontrolling interests	3,483	288	(1,767)	(3,099)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(36,780)	$(3,040)	$6,145	$21,821
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.28)	$(0.03)	$0.04	$0.16
Diluted	$(0.28)	$(0.03)	$0.04	$0.16
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	133,613	131,754	134,078	127,189
Diluted	133,613	131,754	134,078	127,189

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2020 (Unaudited)

nconsolidated Real Estate Ventures

in thousands, at JBG SMITH share
BALANCE SHEET INFORMATION	June 30, 2020

Total real estate, at cost	$867,604
Less accumulated depreciation	(52,505)
Real estate, net	815,099
Cash and cash equivalents	13,588
Other assets, net	90,129
Total assets	$918,816
Borrowings, net	$411,599
Other liabilities, net	51,630
Total liabilities	$463,229

	Three Months Ended	Six Months Ended
OPERATING INFORMATION	June 30, 2020	June 30, 2020
Total revenue	$15,474	$35,923
Expenses:
Depreciation and amortization	7,487	14,347
Property operating	6,801	16,365
Real estate taxes	2,417	4,841
Total expenses	16,705	35,553
Other income (expense):
Interest expense	(3,194)	(7,151)
Loss on the sale of real estate	(2,952)	(2,952)
Interest and other income, net	6	88

Net loss	$(7,371)	$(9,645)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	245	(129)
Impairment of investment in unconsolidated real estate venture (1)	(6,522)	(6,522)
Other	163	119
Loss from unconsolidated real estate ventures, net	$(13,485)	$(16,177)

(1)	In connection with the preparation and review of our second quarter 2020 financial statements, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment charge of $6.5 million, reducing the net book value of our investment to zero.

OTHER TANGIBLE ASSETS AND LIABILITIES	JUNE 30, 2020 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH share	June 30, 2020

Other Tangible Assets, Net (1) (2)
Restricted cash	$23,844
Tenant and other receivables, net	59,999
Other assets, net	25,195
Total Other Tangible Assets, Net	$109,038

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$144,284
Other liabilities, net	175,799
Total Other Tangible Liabilities, Net	$320,083

(1)	Excludes cash and cash equivalents.
(2)	Excludes assets held for sale and liabilities related to assets held for sale.
(3)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	JUNE 30, 2020 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(40,263)		$(3,328)		$7,912		$24,920
Depreciation and amortization expense	52,616		45,995		101,105		94,714
Interest expense (1)	15,770		13,107		27,775		30,281
Income tax expense (benefit)	(888)		51		(3,233)		(1,121)
Unconsolidated real estate ventures allocated share of above adjustments	10,692		10,357		21,529		18,163
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(6)		(4)		(3)		(5)
EBITDA	$37,921		$66,178		$155,085		$166,952
Gain on sale of real estate	—		—		(59,477)		(39,033)
(Gain) loss on sale of unconsolidated real estate assets	2,952		(335)		2,952		(335)
Impairment of investment in unconsolidated real estate venture (2)	6,522		—		6,522		—
EBITDAre	$47,395		$65,843		$105,082		$127,584
Transaction and other costs (3)	1,372		2,974		6,681		7,869
Loss on extinguishment of debt	—		1,889		33		1,889
Share-based compensation related to Formation Transaction and special equity awards	8,858		9,523		18,299		20,654
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (4)	(245)		(232)		129		(6,673)
Unconsolidated real estate ventures allocated share of above adjustments	747		—		1,465		—

Adjusted EBITDA	$58,127		$79,997		$131,689		$151,323

Net Debt to Annualized Adjusted EBITDA (5)	8.1	x	5.2	x	7.2	x	5.5	x

					June 30, 2020		June 30, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (6)					$2,202,667		$1,653,538
Unconsolidated indebtedness (6)					411,599		312,686
Total consolidated and unconsolidated indebtedness					2,614,266		1,966,224
Less: cash and cash equivalents					724,246		289,554
Net Debt (at JBG SMITH Share)					$1,890,020		$1,676,670

Note: All EBITDA measures as shown above are attributable to operating partnership common units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	In connection with the preparation and review of our second quarter 2020 financial statements, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment charge of $6.5 million, reducing the net book value of our investment to zero.
(3)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the six months ended June 30, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(4)	During the six months ended June 30, 2019, we received distributions of $6.6 million from 1101 17th Street.
(5)	Adjusted EBITDA for the six months ended June 30, 2020 and 2019 is annualized by multiplying by two.
(6)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2020 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(36,780)	$(3,040)	$6,145	$21,821
Net income (loss) attributable to redeemable noncontrolling interests	(3,483)	(288)	1,767	3,099
Net income (loss)	(40,263)	(3,328)	7,912	24,920
Gain on sale of real estate	—	—	(59,477)	(39,033)
(Gain) loss on sale from unconsolidated real estate ventures	2,952	(335)	2,952	(335)
Real estate depreciation and amortization	49,924	43,308	95,586	89,343
Impairment of investment in unconsolidated real estate venture (1)	6,522	—	6,522	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,498	4,804	14,380	9,457
FFO attributable to noncontrolling interests in consolidated real estate ventures	(6)	(4)	(3)	(5)
FFO Attributable to Operating Partnership Common Units	$26,627	$44,445	$67,872	$84,347
FFO attributable to redeemable noncontrolling interests	(2,911)	(5,014)	(7,408)	(9,797)
FFO attributable to common shareholders	$23,716	$39,431	$60,464	$74,550

FFO attributable to the operating partnership common units	$26,627	$44,445	$67,872	$84,347
Transaction and other costs, net of tax (2)	1,212	2,847	6,378	7,473
(Gain) loss from mark-to-market on derivative instruments	17	524	(30)	48
Loss on extinguishment of debt	—	1,889	33	1,889
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	(245)	(232)	129	(6,673)
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,523	18,299	20,654
Amortization of management contracts intangible, net of tax	1,073	1,288	2,216	2,575
Unconsolidated real estate ventures allocated share of above adjustments	727	1,153	1,903	1,380
Core FFO Attributable to Operating Partnership Common Units	$38,269	$61,437	$96,800	$111,693
Core FFO attributable to redeemable noncontrolling interests	(4,184)	(6,931)	(10,566)	(12,955)
Core FFO attributable to common shareholders	$34,085	$54,506	$86,234	$98,738
FFO per common share - basic and diluted	$0.18	0.30	$0.45	0.59
Core FFO per common share - basic and diluted	$0.26	0.41	$0.64	0.78
Weighted average shares - basic and diluted	133,613	131,754	134,078	127,189
FAD
Core FFO attributable to the operating partnership common units	$38,269	$61,437	$96,800	$111,693
Recurring capital expenditures and second generation tenant improvements and leasing commissions (4)	(12,889)	(20,076)	(22,694)	(42,373)
Straight-line and other rent adjustments (5)	(2,383)	(8,739)	(7,620)	(15,547)
Third-party lease liability assumption payments	(780)	(1,183)	(2,240)	(2,319)
Share-based compensation expense	11,757	5,694	19,487	11,024
Amortization of debt issuance costs	673	875	1,295	1,845
Unconsolidated real estate ventures allocated share of above adjustments	270	(1,404)	464	(1,491)
Non-real estate depreciation and amortization	1,215	916	2,469	1,828
FAD available to the Operating Partnership Common Units (A)	$36,132	$37,520	$87,961	$64,660
Distributions to common shareholders and unitholders (6) (B)	$33,970	$34,006	$67,981	$65,290
FAD Payout Ratio (B÷A) (7)	94.0%	90.6%	77.3%	101.0%

See footnotes on page 18.

FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2020 (Unaudited)

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Capital Expenditures
Maintenance and recurring capital expenditures	$6,541	$7,252	$9,099	$12,747
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	360	252	509	340
Second generation tenant improvements and leasing commissions	5,613	12,357	12,556	28,512
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	375	215	530	774
Recurring capital expenditures and second generation tenant improvements and leasing commissions	12,889	20,076	22,694	42,373
First generation tenant improvements and leasing commissions	11,853	18,996	23,700	25,193
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	217	419	987	652
Non-recurring capital expenditures	6,240	5,470	12,427	12,192
Share of non-recurring capital expenditures from unconsolidated joint ventures	238	30	340	30
Non-recurring capital expenditures	18,548	24,915	37,454	38,067
Total JBG SMITH Share of Capital Expenditures	$31,437	$44,991	$60,148	$80,440

(1)	In connection with the preparation and review of our second quarter 2020 financial statements, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment charge of $6.5 million, reducing the net book value of our investment to zero.
(2)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the six months ended June 30, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(3)	During the six months ended June 30, 2019, we received distributions of $6.6 million from 1101 17th Street.
(4)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate investments.
(5)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(6)	The distribution for the six months ended June 30, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.
(7)	The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

dollars in thousands, at JBG SMITH share	Three Months Ended June 30, 2020
	Source of Revenue
	Third-Party	JBG SMITH	JBG Legacy
	Management	JV Partner (1)	Funds	Total

Service Revenue
Property management fees	$2,585	$1,108	$568	$4,261
Asset management fees	—	541	1,751	2,292
Leasing fees	572	202	21	795
Development fees	2,717	95	235	3,047
Construction management fees	159	70	230	459
Other service revenue	1,185	412	61	1,658
Total Revenue (2)	$7,218	$2,428	$2,866	$12,512
Pro Rata adjusted general and administrative expense: third-party real estate services (3)				(14,080)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$(1,568)

(1)	Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.
(2)	Included in “Third-party real estate services, including reimbursements” in our consolidated statement of operations are $13.9 million of reimbursement revenue and $0.7 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by the Company and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Pro Rata Adjusted G&A

dollars in thousands	Three Months Ended June 30, 2020
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$13,216	$—	$—	$1,210	$14,426
Third-party real estate services	29,239	—	(13,949)	(1,210)	14,080
Share-based compensation related to Formation Transaction and special equity awards	8,858	(8,858)	—	—	—

Total	$51,313	$(8,858)	$(13,949)	$—	$28,506

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $13.9 million of G&A expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 19. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners’ share of G&A expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	JUNE 30, 2020 (Unaudited)

Operating Assets

dollars in thousands, at JBG SMITH share				Plus: Signed	Plus: Lease Up
		Q2 2020		But Not Yet	of Recently	Adjusted
		Operating	Annualized	Commenced	Delivered	Annualized
	% Occupied	Portfolio NOI	NOI	Leases	Assets (1)	NOI

Commercial (2)
DC	88.0%	$13,175	$52,700	$3,964	$—	$56,664
VA	88.0%	41,680	171,004	23,804	—	194,808
MD	89.9%	1,739	6,956	1,460	—	8,416
Total / weighted average	88.1%	$56,594	$230,660	$29,228	$—	$259,888

Multifamily
DC	68.5%	$6,002	$24,008	$2,864	$11,589	$38,461
VA	91.0%	11,446	45,784	—	—	45,784
MD	93.2%	1,633	6,532	—	—	6,532
Total / weighted average	82.3%	$19,081	$76,324	$2,864	$11,589	$90,777

Total / Weighted Average	86.3%	$75,675	$306,984	$32,092	$11,589	$350,665

(1)	Incremental multifamily revenue of a recently delivered multifamily asset calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly market rent per unit as of June 30, 2020, multiplied by 12. Excludes potential revenue from vacant retail space in recently delivered multifamily assets and 900 W Street.
(2)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Summary & Same Store NOI

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended June 30,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2020	2019	% Change
Same Store (2)
DC	15	2,525,331 SF/ 1,832 Units	1,812,932 SF/ 1,148 Units	92.6%	90.3%	$17,594	$19,406	(9.3)%
VA	33	9,445,366 SF/ 3,202 Units	8,291,967 SF/ 2,891 Units	91.0%	88.7%	52,942	53,184	(0.5)%
MD	7	480,597 SF/ 1,287 Units	480,597 SF/ 498 Units	94.1%	92.6%	3,935	4,223	(6.8)%
Total / weighted average	55	12,451,294 SF/ 6,321 Units	10,585,496 SF/ 4,537 Units	91.5%	89.2%	$74,471	$76,813	(3.0)%

Non-Same Store (3)
DC	6	484,253 SF/ 1,046 Units	253,416 SF/ 1,046 Units	57.2%	50.8%	$1,583	$(52)	(3,144.2)%
VA	1	56,683 SF	56,683 SF	100.0%	100.0%	184	2,917	(93.7)%
MD	1	300,389 SF	300,389 SF	88.8%	86.3%	(563)	127	(543.3)%
Total / weighted average	8	841,325 SF/ 1,046 Units	610,488 SF/ 1,046 Units	65.2%	60.1%	$1,204	$2,992	(59.8)%

Total Operating Portfolio
DC	21	3,009,584 SF/ 2,878 Units	2,066,348 SF/ 2,194 Units	82.6%	78.6%	$19,177	$19,354	(0.9)%
VA	34	9,502,049 SF/ 3,202 Units	8,348,650 SF/ 2,891 Units	91.1%	88.7%	53,126	56,101	(5.3)%
MD	8	780,986 SF/ 1,287 Units	780,986 SF/ 498 Units	92.7%	91.0%	3,372	4,350	(22.5)%
Operating Portfolio - Total / Weighted Average	63	13,292,619 SF/ 7,367 Units	11,195,984 SF/ 5,583 Units	89.0%	86.3%	$75,675	$79,805	(5.2)%

(1)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and percent occupied metrics.
(2)	Same store refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. During the second quarter, Same Store NOI was negatively impacted by $13.1 million associated with the COVID-19 pandemic compared to the second quarter of 2019, comprising $7.7 million of reserves and rent deferrals, a $4.2 million decline in parking revenue and a $1.2 million decline in NOI from the Crystal City Marriott. The $7.7 million of reserves and rent deferrals include (i) $1.4 million of rent deferrals, (ii) $2.4 million of rent deferrals from expected lease modifications, (iii) $2.3 million related to the bankruptcy filing by Parking Management Inc. and (iv) $1.6 million of other reserves.
(3)	The decrease in non-same store NOI is primarily attributable to lost income from disposed assets.

SUMMARY & SAME STORE NOI (NON-GAAP)	JUNE 30, 2020 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Six Months Ended June 30,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2020	2019	% Change
Same Store (2)
DC	14	2,525,331 SF/ 1,541 Units	1,812,932 SF/ 857 Units	92.6%	90.5%	$34,107	$35,276	(3.3)%
VA	32	9,239,180 SF/ 3,202 Units	8,085,781 SF/ 2,891 Units	90.8%	88.4%	108,024	106,566	1.4%
MD	7	480,597 SF/ 1,287 Units	480,597 SF/ 498 Units	94.1%	92.6%	8,265	7,996	3.4%
Total / weighted average	53	12,245,108 SF/ 6,030 Units	10,379,310 SF/ 4,246 Units	91.4%	89.1%	$150,396	$149,838	0.4%

Non-Same Store (3)
DC	7	484,253 SF/ 1,337 Units	253,416 SF/ 1,337 Units	63.2%	56.8%	$6,226	$2,702	130.4%
VA	2	262,869 SF	262,869 SF	99.3%	100.0%	3,426	6,334	(45.9)%
MD	1	300,389 SF	300,389 SF	88.8%	86.3%	(1,085)	142	(864.1)%
Total / weighted average	10	1,047,511 SF/ 1,337 Units	816,674 SF/ 1,337 Units	72.1%	67.6%	$8,567	$9,178	(6.7)%

Total Operating Portfolio
DC	21	3,009,584 SF/ 2,878 Units	2,066,348 SF/ 2,194 Units	82.6%	78.6%	$40,333	$37,978	6.2%
VA	34	9,502,049 SF/ 3,202 Units	8,348,650 SF/ 2,891 Units	91.1%	88.7%	111,450	112,900	(1.3)%
MD	8	780,986 SF/ 1,287 Units	780,986 SF/ 498 Units	92.7%	91.0%	7,180	8,138	(11.8)%
Operating Portfolio - Total / Weighted Average	63	13,292,619 SF/ 7,367 Units	11,195,984 SF/ 5,583 Units	89.0%	86.3%	$158,963	$159,016	(0.0)%

See footnotes on page 22.

SUMMARY NOI (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended June 30, 2020 at JBG SMITH Share
	Consolidated	Unconsolidated (6)	Commercial (6)	Multifamily	Total
Number of operating assets	45	18	43	20	63
Property rental (1)	$106,712	$13,275	$88,835	$31,152	$119,987
Tenant expense reimbursement	5,918	952	6,018	852	6,870
Other revenue	3,288	(114)	1,137	2,037	3,174
Total revenue	115,918	14,113	95,990	34,041	130,031

Operating expenses	(46,992)	(6,576)	(38,613)	(14,955)	(53,568)
Ground rent expense	(746)	(42)	(783)	(5)	(788)
Total expenses	(47,738)	(6,618)	(39,396)	(14,960)	(54,356)

Operating Portfolio NOI (1)	$68,180	$7,495	$56,594	$19,081	$75,675

Annualized NOI	$277,004	$29,980	$230,660	$76,324	$306,984
Additional Information
Free rent (at 100% share)	$7,461	$2,668	$9,625	$504	$10,129
Free rent (at JBG SMITH share)	$7,461	$1,190	$8,243	$408	$8,651
Annualized free rent (at JBG SMITH share) (2)	$29,844	$4,760	$32,972	$1,632	$34,604
Payments associated with assumed lease liabilities (at 100% share)	$781	$—	$781	$—	$781
Payments associated with assumed lease liabilities (at JBG SMITH share)	$781	$—	$781	$—	$781
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$3,124	$—	$3,124	$—	$3,124
% occupied (at JBG SMITH share) (4)	86.2%	87.8%	88.1%	82.3%	86.3%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$28,148	$7,776	$33,060	$2,864	$35,924
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$28,148	$3,944	$29,228	$2,864	$32,092

(1)	Property rental revenue excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $4.1 million of related party management fees at JBG SMITH’s share. During the second quarter, NOI was negatively impacted by $13.4 million associated with the COVID-19 pandemic compared to the second quarter of 2019, comprising $8.1 million of reserves and rent deferrals, a $4.1 million decline in parking revenue and a $1.2 million decline in NOI from the Crystal City Marriott. The $8.1 million of reserves and rent deferrals include (i) $1.4 million of rent deferrals, (ii) $2.5 million of rent deferrals from expected lease modifications, (iii) $2.4 million related to the bankruptcy filing by Parking Management Inc. and (iv) $1.8 million of other reserves. See definition of NOI on page 53.
(2)	Represents JBG SMITH’s share of free rent for the three months ended June 30, 2020 multiplied by four.
(3)	Represents JBG SMITH’s share of payments associated with assumed lease liabilities for the three months ended June 30, 2020 multiplied by four.
(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(5)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2020.
(6)	Includes $0.2 million of annualized NOI from 11333 Woodglen Drive, which was sold in June 2020.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Summary NOI - Commercial

dollars in thousands	NOI for the Three Months Ended June 30, 2020 at JBG SMITH Share
	Consolidated	Unconsolidated (6)	DC	VA	MD (6)	Total
Number of operating assets	31	12	11	29	3	43
Property rental (1)	$77,794	$11,041	$21,061	$63,394	$4,380	$88,835
Tenant expense reimbursement	5,114	904	2,669	3,224	125	6,018
Other revenue	1,140	(3)	(397)	1,654	(120)	1,137
Total revenue	84,048	11,942	23,333	68,272	4,385	95,990

Operating expenses	(32,862)	(5,751)	(10,121)	(26,079)	(2,413)	(38,613)
Ground rent expense	(746)	(37)	(37)	(513)	(233)	(783)
Total expenses	(33,608)	(5,788)	(10,158)	(26,592)	(2,646)	(39,396)

Operating Portfolio NOI (1)	$50,440	$6,154	$13,175	$41,680	$1,739	$56,594

Annualized NOI	$206,044	$24,616	$52,700	$171,004	$6,956	$230,660
Additional Information
Free rent (at 100% share)	$7,078	$2,547	$2,409	$3,037	$4,179	$9,625
Free rent (at JBG SMITH share)	$7,078	$1,165	$1,435	$2,633	$4,175	$8,243
Annualized free rent (at JBG SMITH share) (2)	$28,312	$4,660	$5,740	$10,532	$16,700	$32,972
Payments associated with assumed lease liabilities (at 100% share)	$781	$—	$—	$781	$—	$781
Payments associated with assumed lease liabilities (at JBG SMITH share)	$781	$—	$—	$781	$—	$781
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$3,124	$—	$—	$3,124	$—	$3,124
% occupied (at JBG SMITH share) (4)	88.3%	86.6%	88.0%	88.0%	89.9%	88.1%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$25,284	$7,776	$7,444	$24,156	$1,460	$33,060
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$25,284	$3,944	$3,964	$23,804	$1,460	$29,228

(1)	Property rental revenue excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $3.0 million of related party management fees at JBG SMITH’s share. During the second quarter, Commercial NOI was negatively impacted by $12.1 million associated with the COVID-19 pandemic compared to the second quarter of 2019, comprising $6.8 million of reserves and rent deferrals, a $4.1 million decline in parking revenue and a $1.2 million decline in NOI from the Crystal City Marriott. The $6.8 million of reserves and rent deferrals include (i) $1.1 million of rent deferrals, (ii) $2.0 million of rent deferrals from expected lease modifications, (iii) $2.4 million related to the bankruptcy filing by Parking Management Inc. and (iv) $1.3 million of other reserves. See definition of NOI on page 53.
(2)	Represents JBG SMITH’s share of free rent for the three months ended June 30, 2020 multiplied by four.
(3)	Represents JBG SMITH’s share of payments associated with assumed lease liabilities for the three months ended June 30, 2020 multiplied by four.
(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(5)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2020.
(6)	Includes $0.2 million of annualized NOI from 11333 Woodglen Drive, which was sold in June 2020.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Summary NOI - Multifamily

dollars in thousands	NOI for the Three Months Ended June 30, 2020 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	14	6	10	5	5	20
Property rental (1)	$28,918	$2,234	$11,867	$16,873	$2,412	$31,152
Tenant expense reimbursement	804	48	488	351	13	852
Other revenue	2,148	(111)	199	1,649	189	2,037
Total revenue	31,870	2,171	12,554	18,873	2,614	34,041

Operating expenses	(14,130)	(825)	(6,552)	(7,427)	(976)	(14,955)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(14,130)	(830)	(6,552)	(7,427)	(981)	(14,960)

Operating Portfolio NOI (1)	$17,740	$1,341	$6,002	$11,446	$1,633	$19,081

Annualized NOI	$70,960	$5,364	$24,008	$45,784	$6,532	$76,324
Additional Information
Free rent (at 100% share)	$383	$121	$299	$178	$27	$504
Free rent (at JBG SMITH share)	$383	$25	$255	$152	$1	$408
Annualized free rent (at JBG SMITH share) (2)	$1,532	$100	$1,020	$608	$4	$1,632
Payments associated with assumed lease liabilities (at 100% share)	$—	$—	$—	$—	$—	$—
Payments associated with assumed lease liabilities (at JBG SMITH share)	$—	$—	$—	$—	$—	$—
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$—	$—	$—	$—	$—	$—
% occupied (at JBG SMITH share)	81.7%	92.8%	68.5%	91.0%	93.2%	82.3%
Annualized base rent of signed leases, not commenced (at 100% share) (4)	$2,864	$—	$2,864	$—	$—	$2,864
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (4)	$2,864	$—	$2,864	$—	$—	$2,864

(1)	Property rental revenue excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $1.1 million of related party management fees at JBG SMITH’s share. During the second quarter, Multifamily NOI was negatively impacted by $1.3 million of reserves and rent deferrals associated with the COVID-19 pandemic compared to the second quarter of 2019. The $1.3 million of reserves and rent deferrals include (i) $0.3 million of rent deferrals, (ii) $0.4 million of rent deferrals from expected lease modifications and (iii) $0.6 million of other reserves. See definition of NOI on page 53.
(2)	Represents JBG SMITH’s share of free rent for the three months ended June 30, 2020 multiplied by four.
(3)	Represents JBG SMITH’s share of payments associated with assumed lease liabilities for the three months ended June 30, 2020 multiplied by four.
(4)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2020.

NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2020 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common shareholders	$(36,780)	$(3,040)	$6,145	$21,821
Add:
Depreciation and amortization expense	52,616	45,995	101,105	94,714
General and administrative expense:
Corporate and other	13,216	11,559	26,392	23,873
Third-party real estate services	29,239	28,710	58,053	56,776
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,523	18,299	20,654
Transaction and other costs	1,372	2,974	6,681	7,869
Interest expense	15,770	13,107	27,775	30,281
Loss on extinguishment of debt	—	1,889	33	1,889
Income tax expense (benefit)	(888)	51	(3,233)	(1,121)
Net income (loss) attributable to redeemable noncontrolling interests	(3,483)	(288)	1,767	3,099
Less:
Third-party real estate services, including reimbursements	27,167	29,487	56,883	57,178
Other revenue (1)	1,516	2,114	3,146	3,755
Income (loss) from unconsolidated real estate ventures, net	(13,485)	(1,810)	(16,177)	1,791
Interest and other income, net	114	2,052	1,021	3,003
Gain on sale of real estate	—	—	59,477	39,033
Consolidated NOI	64,608	78,637	138,667	155,095
NOI attributable to unconsolidated real estate ventures at our share	7,495	5,089	16,073	10,252
Non-cash rent adjustments (2)	(1,419)	(8,738)	(4,964)	(15,544)
Other adjustments (3)	3,516	3,760	6,330	7,091
Total adjustments	9,592	111	17,439	1,799
NOI	$74,200	$78,748	$156,106	$156,894
Less: out-of-service NOI loss (4)	(1,475)	(1,057)	(2,857)	(2,122)
Operating Portfolio NOI	$75,675	$79,805	$158,963	$159,016
Non-same store NOI (5)	1,204	2,992	8,567	9,178
Same store NOI (6)	$74,471	$76,813	$150,396	$149,838

Change in same store NOI	(3.0)%		0.4%
Number of properties in same store pool	55		53

(1)	Excludes parking revenue of $0.8 million and $7.2 million for the three months ended June 30, 2020, $6.7 million and $13.1 million for the three and six months ended June 30, 2019.
(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(4)	Includes the results of our Under Construction assets and Future Development Pipeline.
(5)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(6)	Includes the results of the properties that are owned, operated and in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

LEASING ACTIVITY - OFFICE	JUNE 30, 2020 (Unaudited)

Leasing Activity - Office

square feet in thousands	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020
Square feet leased:
At 100% share	223	549
At JBG SMITH share	206	505
Initial rent (1)	$47.34	$46.01
Straight-line rent (2)	$47.06	$46.17
Weighted average lease term (years)	4.1	4.8
Weighted average free rent period (months)	2.7	3.3
Second generation space:
Square feet	174	425
Cash basis:
Initial rent (1)	$47.64	$45.48
Prior escalated rent	$45.73	$44.89
% change	4.2%	1.3%
GAAP basis:
Straight-line rent (2)	$47.28	$45.57
Prior straight-line rent	$44.85	$43.55
% change	5.4%	4.6%
Tenant improvements:
Per square foot	$20.91	$27.36
Per square foot per annum	$5.11	$5.68
% of initial rent	10.8%	12.3%
Leasing commissions:
Per square foot	$4.95	$7.88
Per square foot per annum	$1.21	$1.64
% of initial rent	2.6%	3.6%

Note:  At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, and includes the effect of free rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	JUNE 30, 2020 (Unaudited)

Net Effective Rent - Office

square feet in thousands, dollars per square feet, at JBG SMITH share		Three Months Ended
	Trailing Five Quarter Average	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Square feet	373	206	299	724	243	395
Weighted average lease term (years)	4.8	4.1	5.3	5.2	4.4	5.2
Initial rent (1)	$45.97	$47.34	$45.09	$46.61	$45.99	$44.82
Base rent per annum (2)	$49.57	$48.71	$48.90	$51.09	$48.40	$50.73
Tenant improvements per annum	(5.81)	(5.11)	(5.99)	(5.59)	(7.54)	(4.80)
Leasing commissions per annum	(1.27)	(1.21)	(1.86)	(1.15)	(0.93)	(1.22)
Free rent per annum	(2.40)	(2.63)	(2.65)	(1.28)	(3.02)	(2.42)
Net Effective Rent	$40.09	$39.76	$38.40	$43.07	$36.91	$42.29

DC
Square feet	40	21	27	117	12	21
Initial rent (1)	$56.46	$49.12	$54.48	$50.16	$63.45	$65.10
Net effective rent	$53.29	$43.36	$43.85	$48.03	$65.02	$66.17

VA
Square feet	313	172	267	579	211	338
Initial rent (1)	$44.90	$46.53	$44.35	$45.59	$44.63	$43.38
Net effective rent	$38.22	$38.30	$37.56	$41.63	$34.66	$38.96

MD
Square feet	21	14	6	27	20	36
Initial rent (1)	$47.93	$54.97	$35.33	$52.98	$49.73	$46.62
Net effective rent	$41.22	$50.31	$36.18	$44.86	$34.55	$40.22

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.
(2)	Represents the weighted average base rent before free rent, plus estimated tenant reimbursements recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	JUNE 30, 2020 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	44	94,765	1.0%	$2,296	0.5%	$24.23	$24.23
2020	92	672,991	6.8%	25,001	5.6%	37.15	37.25
2021	120	908,689	9.2%	44,080	9.9%	48.51	49.44
2022	99	1,526,692	15.4%	66,451	14.9%	43.53	45.07
2023	103	596,726	6.0%	26,276	5.9%	44.03	46.78
2024	100	1,178,761	11.9%	54,708	12.3%	46.41	49.71
2025	90	686,266	6.9%	29,219	6.6%	42.58	47.90
2026	59	309,015	3.1%	13,631	3.1%	44.11	51.15
2027	50	465,246	4.7%	20,948	4.7%	45.03	52.69
2028	46	388,545	3.9%	18,635	4.2%	47.96	57.38
Thereafter	137	3,069,980	31.1%	144,805	32.3%	47.17	61.41
Total / Weighted Average	940	9,897,676	100.0%	$446,050	100.0%	$45.07	$51.69

Note: Includes all in-place leases as of June 30, 2020 for office and retail space within JBG SMITH’s operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 6.1 years.

(1)	Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of June 30, 2020, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	JUNE 30, 2020 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021

Commercial
Operating	C	$25,284	$2,260	$2,866	$3,239	$5,266	$6,321	$6,321
Operating	U	3,944	96	306	486	656	986	986
Under construction	C	11,940	30	2,000	2,985	2,985	2,985	2,985
Total		$41,168	$2,386	$5,172	$6,710	$8,907	$10,292	$10,292

Multifamily
Operating	C	$2,864	$635	$694	$716	$716	$716	$716
Under construction	C	1,388	343	347	347	347	347	347
Under construction	U	568	35	136	142	142	142	142
Total		$4,820	$1,013	$1,177	$1,205	$1,205	$1,205	$1,205

Total		$45,988	$3,399	$6,349	$7,915	$10,112	$11,497	$11,497

Note: Includes only leases for office and retail spaces that were vacant as of June 30, 2020.

(1)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease’s estimated commencement date. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.
(2)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

TENANT CONCENTRATION	JUNE 30, 2020 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	64	2,329,485	23.5%	$92,702	20.8%
2	Family Health International	3	295,977	3.0%	15,821	3.5%
3	Amazon	4	345,089	3.5%	14,621	3.3%
4	Gartner, Inc	1	174,424	1.8%	11,792	2.6%
5	Lockheed Martin Corporation	2	232,598	2.4%	10,947	2.5%
6	Arlington County	2	235,779	2.4%	10,094	2.3%
7	WeWork (1)	2	163,918	1.7%	8,574	1.9%
8	Booz Allen Hamilton Inc	3	159,610	1.6%	7,387	1.7%
9	Greenberg Traurig LLP	1	101,602	1.0%	7,199	1.6%
10	Accenture LLP	2	116,736	1.2%	7,004	1.6%
11	Chemonics International	2	111,520	1.1%	4,726	1.1%
12	Evolent Health LLC	1	90,905	0.9%	4,471	1.0%
13	Public Broadcasting Service	1	140,885	1.4%	4,452	1.0%
14	Conservation International Foundation	1	86,981	0.9%	4,160	0.9%
15	The International Justice Mission	1	74,833	0.8%	4,036	0.9%
16	U.S. Green Building Council	1	54,675	0.6%	4,018	0.9%
17	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	3,917	0.9%
18	Host Hotels & Resorts LP	1	55,009	0.6%	3,768	0.8%
19	The Urban Institute	1	68,620	0.7%	3,604	0.8%
20	American Diabetes Association	1	80,998	0.8%	3,455	0.8%
	Other (2)	845	4,919,391	49.5%	219,302	49.1%
	Total	940	9,897,676	100.0%	$446,050	100.0%

Note: Includes all in-place leases as of June 30, 2020 for office and retail space within JBG SMITH’s operating portfolio. As signed but not yet commenced leases commence and tenants take occupancy, our tenant concentration will change.

(1)	Excludes the WeLive lease at 2221 S. Clark Street.
(2)	Includes JBG SMITH's lease for approximately 84,400 square feet.

INDUSTRY DIVERSITY	JUNE 30, 2020 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	76	2,635,604	26.6%	$106,062	23.8%
2	Government Contractors	83	1,574,001	15.9%	73,136	16.4%
3	Business Services	128	1,381,054	14.0%	67,265	15.1%
4	Member Organizations	72	918,522	9.3%	45,129	10.1%
5	Real Estate	55	742,555	7.5%	36,442	8.2%
6	Legal Services	42	316,160	3.2%	18,561	4.2%
7	Health Services	45	369,733	3.7%	15,408	3.5%
8	Food and Beverage	118	255,716	2.6%	14,781	3.3%
9	Communications	12	320,552	3.2%	11,446	2.6%
10	Educational Services	13	87,339	0.9%	3,869	0.9%
	Other	296	1,296,440	13.1%	53,951	11.9%
	Total	940	9,897,676	100.0%	$446,050	100.0%

Note: Includes all in-place leases as of June 30, 2020 for office and retail space within JBG SMITH’s operating portfolio.

PORTFOLIO SUMMARY	JUNE 30, 2020 (Unaudited)

Portfolio Summary

				Potential
	Number	Rentable	Number of	Development
	of Assets	Square Feet	Units (1)	Density (2)

Wholly Owned
Operating	45	14,525,423	5,259	—
Under construction	1	273,897	—	—
Future development	21	—	—	15,979,200
Total	67	14,799,320	5,259	15,979,200

Real Estate Ventures
Operating	18	5,214,598	2,108	—
Under construction	2	695,117	755	—
Future development	14	—	—	3,418,700
Total	34	5,909,715	2,863	3,418,700

Total Portfolio	101	20,709,035	8,122	19,397,900

Total Portfolio (at JBG SMITH Share)	101	16,762,992	6,160	16,626,900

Note: At 100% share, unless otherwise indicated.

(1)	For assets under construction, represents estimated number of units based on current design plans.
(2)	Includes estimated potential office, multifamily and retail development density.

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2020 (Unaudited)

Property Table - Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q2 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1990	659,455	568,347	91,108	97.4%	97.1%	99.6%	$33,431	$51.11	$57.59
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	378,696	347,376	31,320	84.8%	84.1%	92.6%	21,548	68.13	56.37
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,860	196,842	8,018	89.8%	85.6%	100.0%	8,501	48.08	49.98
1700 M Street	CBD	100.0%	C	Y / Y	N/A	34,000	—	—	—	—	—	—	—	—
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,057	397,057	—	89.5%	89.5%	—	17,661	49.72	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	297,620	278,146	19,474	95.8%	95.7%	85.9%	12,905	47.41	16.72
500 L’Enfant Plaza	Southwest	49.0%	U	N / N	2019 / N/A	215,218	215,218	—	96.1%	91.7%	—	11,233	56.94	—
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,291	16,596	102,695	74.7%	100.0%	70.6%	4,627	36.62	55.41
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	225,622	218,768	6,854	90.8%	87.1%	100.0%	9,499	48.34	41.37
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	208,730	198,976	9,754	85.3%	84.0%	100.0%	9,443	52.40	69.94

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	629,970	572,777	57,193	87.5%	84.2%	100.0%	$23,070	$43.72	$34.59
1550 Crystal Drive (6)	National Landing	100.0%	C	Y / Y	1980 / 2001	544,594	449,376	95,218	86.1%	86.6%	65.7%	18,283	40.25	41.84
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,349	505,349	—	81.6%	81.6%	—	19,338	46.87	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / N/A	503,042	494,055	8,987	77.2%	77.0%	87.8%	18,124	47.31	16.17
RTC-West (7)	Reston	100.0%	C	Y / Y	1988 / 2014	468,938	429,483	39,455	92.9%	92.0%	93.3%	18,915	41.64	66.70
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,262	416,335	51,927	83.9%	81.9%	99.6%	17,289	45.15	36.57
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,410	433,648	6,762	84.6%	83.3%	50.3%	16,116	44.25	38.25
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / N/A	401,535	389,845	11,690	88.5%	80.5%	95.5%	14,880	46.10	37.79
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,305	335,959	48,346	95.4%	94.7%	100.0%	14,413	42.17	20.68
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	360,055	333,565	26,490	95.6%	90.4%	85.7%	12,410	39.60	20.51
251 18th Street S.	National Landing	100.0%	C	Y / Y	1975 / 2013	342,574	293,403	49,171	96.6%	96.8%	76.5%	13,180	42.52	29.38
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0%	100.0%	100.0%	10,968	32.61	34.59
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / N/A	329,607	318,482	11,125	98.5%	98.5%	100.0%	11,925	36.54	41.88
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	98.5%	100.0%	82.3%	15,860	53.36	48.98
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	283,608	283,608	—	82.8%	82.8%	—	9,387	39.98	—
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	276,961	275,037	1,924	96.4%	93.3%	—	10,507	40.96	—
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,594	263,744	12,850	95.7%	95.4%	100.0%	9,823	37.98	20.39
Crystal City Marriott (345 Rooms)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	—	—	—	—	—	—	—	—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	249,281	249,281	—	100.0%	62.5%	—	5,056	32.44	—

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2020 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q2 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)
1800 South Bell Street	National Landing	100.0%	C	Y / N	1969 / 2007	206,186	190,984	15,202	99.2%	100.0%	88.8%	$8,144	$42.32	$4.53
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,708	202,708	—	89.9%	89.9%	—	8,166	44.82	—
Crystal City Shops at 2100	National Landing	100.0%	C	Y / Y	1968 / 2006	59,574	—	59,574	79.5%	—	79.5%	588	—	12.41
Crystal Drive Retail	National Landing	100.0%	C	Y / Y	2003 / N/A	56,965	—	56,965	87.9%	—	87.9%	3,025	—	60.42
2001 Richmond Highway (7)	National Landing	100.0%	C	N / N	1967 / N/A	56,683	56,683	—	100.0%	100.0%	—	1,914	33.77	—
Central Place Tower (5)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	552,495	524,595	27,900	95.0%	94.7%	100.0%	33,729	66.32	27.73
Stonebridge at Potomac Town Center*	Prince William County	10.0%	U	Y / Y	2012 / N/A	503,613	—	503,613	93.3%	—	93.3%	15,733	—	33.47
Pickett Industrial Park	Eisenhower Avenue	10.0%	U	Y / Y	1973 / N/A	246,145	246,145	—	100.0%	100.0%	—	4,091	16.62	—
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	144,157	131,403	12,754	85.9%	84.9%	96.0%	5,151	42.78	30.74
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	102,635	95,051	7,584	79.1%	82.1%	40.4%	2,158	25.86	45.35

MD
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	267,703	256,737	10,966	89.4%	88.2%	100.0%	$11,865	$49.05	$69.51
One Democracy Plaza* (5)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,894	210,756	2,138	96.9%	96.9%	100.0%	6,734	32.65	30.57

Total / Weighted Average						12,723,195	11,007,278	1,415,917	90.9%	89.1%	88.9%	$489,690	$45.05	$38.23

Recently Delivered
DC
1900 N Street (5)	CBD	55.0%	U	N / N	2019 / N/A	269,035	260,742	8,293	74.1%	55.2%	—	9,752	67.79	—
MD
4747 Bethesda Avenue (8)	Bethesda CBD	100.0%	C	N / N	2019 / N/A	300,389	286,055	14,334	88.8%	86.3%	55.8%	16,647	61.84	172.02
Total / Weighted Average						569,424	546,797	22,627	81.9%	71.5%	35.4%	$26,399	$64.03	$172.02

Operating - Total / Weighted Average						13,292,619	11,554,075	1,438,544	90.5%	88.2%	88.0%	$516,089	$45.78	$39.08

Under Construction
VA
1770 Crystal Drive (6)	National Landing	100.0%	C			273,897	258,299	15,598	97.8%

Total / Weighted Average						13,566,516	11,812,374	1,454,142	90.7%

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2020 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q2 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

Totals at JBG SMITH Share
In-service assets						10,747,626	9,588,464	859,161	90.7%	88.7%	87.6%	$412,502	$44.94	$40.37
Recently delivered assets						448,358	429,463	18,895	84.0%	75.9%	42.3%	$22,010	$63.28	$172.02
Operating assets						11,195,984	10,017,927	878,056	90.4%	88.1%	86.7%	$434,512	$45.61	$41.75
Under construction assets						273,897	258,299	15,598	97.8%

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q1 2020	44	13,289,270	11,140,907
Placed into service (6)	—	95,218	95,218
Dispositions (9)	(1)	(62,650)	(11,277)
Out-of-service adjustment	—	(16,757)	(16,757)
Building re-measurements	—	(12,462)	(12,107)

Q2 2020	43	13,292,619	11,195,984

See footnotes on page 38.

PROPERTY TABLE - COMMERCIAL	JUNE 30, 2020 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in two commercial buildings held through a real estate venture in which we have no economic interest.

*  Not Metro-served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.
(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.
(3)	Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.
(4)	Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.
(5)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
1730 M Street	12/31/2118
L’Enfant Plaza Office - East	11/23/2064
L’Enfant Plaza Retail	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
Central Place Tower*	6/2/2102
One Democracy Plaza	11/17/2084
1900 N Street**	5/31/2106

*

We have an option to purchase the ground lease at a fixed price. The ground lease has been recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.

**	Only a portion of the asset is subject to a ground lease.
(6)	In Q1 2020, we completed the construction of Central District Retail and combined it with 1550 Crystal Drive and 1770 Crystal Drive.
(7)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
RTC - West	468,938	17,988
2001 Richmond Highway	56,683	103,155

(8)	Includes JBG SMITH’s lease for approximately 84,400 square feet.
(9)	In June 2020, our unconsolidated real estate venture with Landmark sold 11333 Woodglen Drive.

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2020 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q2 2019‑2020 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

DC
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	96.2%	91.6%	100.0%	$9,048	$1,817	$2.46
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	93.6%	86.9%	—	10,416	3,528	3.65
F1RST Residences	Ballpark/Southeast	100.0%	C	N / N	2017 / N/A	325	270,928	249,456	21,472	84.4%	80.0%	100.0%	9,391	2,465	3.21
1221 Van Street	Ballpark/Southeast	100.0%	C	Y / N	2018 / N/A	291	225,530	202,715	22,815	93.2%	88.0%	100.0%	8,440	2,356	3.38
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	96.9%	N/A	96.9%	1,379	N/A	N/A
The Gale Eckington	H Street/NoMa	5.0%	U	Y / Y	2013 / 2017	603	466,716	465,516	1,200	89.1%	83.6%	100.0%	12,805	2,110	2.73
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	96.5%	94.5%	100.0%	10,011	2,518	3.52

VA
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2013	1,676	1,327,551	1,324,889	2,662	93.4%	90.6%	100.0%	$33,382	$1,829	$2.31
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	89.9%	88.0%	100.0%	21,480	2,721	3.29
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	95.5%	93.6%	100.0%	7,941	2,651	2.60
2221 S. Clark Street	National Landing	100.0%	C	Y / Y	1964 / 2016	216	164,743	164,743	—	100.0%	100.0%	—	3,491	N/A	N/A
Fairway Apartments*	Reston	10.0%	U	Y / Y	1969 / 2005	346	370,850	370,850	—	97.7%	94.8%	—	6,644	1,688	1.57

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,797	222,797	—	95.1%	93.3%	—	$5,046	$1,682	$2.02
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,229	112,229	—	97.1%	94.1%	—	2,803	1,460	2.21
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,293	295,033	95,260	98.0%	94.9%	97.1%	10,946	1,818	2.19
The Alaire (6)	Rockville Pike Corridor	18.0%	U	Y / Y	2010 / N/A	279	266,673	251,691	14,982	94.7%	90.0%	90.0%	5,859	1,772	1.96
The Terano (6) (7)	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	214	192,921	183,496	9,425	95.6%	92.1%	100.0%	4,473	1,773	2.07

Total / Weighted Average						6,646	5,833,181	5,439,967	393,214	93.7%	90.2%	98.7%	$163,555	$2,113	$2.57

Recently Delivered

DC
West Half	Ballpark/Southeast	100.0%	C	N / N	2019 / N/A	465	384,976	343,089	41,887	47.2%	43.2%	65.6%	7,229	2,262	3.07
901 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	161	159,095	135,499	23,596	18.8%	6.2%	53.3%	1,251	2,947	3.50
900 W Street	U Street/Shaw	100.0%	C	N / N	2019 / N/A	95	70,150	70,150	—	—	—	—	—	—	—
Total / Weighted Average						721	614,221	548,738	65,483	34.5%	29.3%	61.2%	$8,480	$2,295	$3.09

Operating - Total / Weighted Average						7,367	6,447,402	5,988,705	458,697	88.1%	84.3%	93.3%	$172,035	$2,119	$2.61

Under Construction

DC
965 Florida Avenue (8)	U Street/Shaw	96.1%	C			433	336,092	290,296	45,796

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2020 (Unaudited)

				Same Store (2):										Monthly	Monthly
				Q2 2019‑2020 /		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		/ YTD 2019	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	‑2020	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U			322	359,025	338,990	20,035

Under Construction - Total						755	695,117	629,286	65,831

Total						8,122	7,142,519	6,617,991	524,528

Totals at JBG SMITH Share

In-service assets						4,862	4,176,258	3,907,816	268,442	93.3%	90.2%	99.6%	$121,861	$2,189	$2.72
Recently delivered assets						721	614,221	548,738	65,483	34.5%	29.3%	61.2%	8,480	2,294	3.09
Operating assets						5,583	4,790,479	4,456,554	333,925	85.8%	82.3%	92.0%	$130,341	$2,194	$2.73
Under construction assets						577	502,632	448,586	54,046

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q1 2020	20	6,447,402 SF/ 7,367 Units	4,790,479 SF/ 5,583 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Out-of-service adjustment	—	—	—
Building re-measurements	—	—	—

Q2 2020	20	6,447,402 SF/ 7,367 Units	4,790,479 SF/ 5,583 Units

Leasing Activity - Multifamily
			Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
	Number of Assets	Number of Units	Q2 2020	Q2 2019	% Change	Q2 2020	Q2 2019	% Change	Q2 2020	Q2 2019	% Change
DC	5	1,148	$2,494	$2,491	0.1%	89.8%	93.1%	(3.3%)	$30,849	$31,947	(3.4%)
VA	4	2,675	2,139	2,097	2.0%	90.2%	95.2%	(5.0%)	61,946	64,091	(3.3%)
MD	5	498	1,617	1,622	(0.3%)	93.2%	96.0%	(2.8%)	9,018	9,313	(3.2%)

Total / Weighted Average	14	4,321	$2,170	$2,144	1.2%	90.5%	94.8%	(4.3%)	$101,813	$105,351	(3.4%)

Note: At JBG SMITH share. Includes assets placed in-service prior to April 1, 2019. Excludes North End Retail and 2221 S. Clark Street (WeLive).

See footnotes on page 41.

PROPERTY TABLE - MULTIFAMILY	JUNE 30, 2020 (Unaudited)

Footnotes

Note: At 100% share.

*	Not Metro-served.
(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.
(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.
(4)	Excludes North End Retail and 2221 S. Clark Street (WeLive).
(5)	Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.
(6)	The following assets are subject to ground leases:

Ground Lease
Multifamily Asset	Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(7)	The following asset contains space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

		Not Available
Multifamily Asset	In-Service	for Lease
The Terano	192,921	6,847

(8)	Ownership percentage reflects expected dilution of JBG SMITH’s real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2020, JBG SMITH’s ownership interest was 95.7%.

PROPERTY TABLE - UNDER CONSTRUCTION	JUNE 30, 2020 (Unaudited)

Property Table – Under Construction

dollars in thousands, except per square foot data
					Pre-Lease		Schedule (2)			At JBG SMITH Share
			Estimated		Rent Per	Estimated		Estimated			Estimated	Estimated
		%	Square	% Pre-	Square	Number of	Construction	completion	Estimated	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Leased	Foot (1)	Units	Start Date	Date	Stabilization Date	Cost (3)	Investment	Investment

Commercial
VA
1770 Crystal Drive	National Landing	100.0%	273,897	97.8%	$46.10	—	Q4 2018	Q2 2021	Q2 2021	$103,442	$22,826	$126,268

Multifamily
DC
965 Florida Avenue (4)	U Street/Shaw	96.1%	336,092	—	—	433	Q4 2017	Q2 2020	Q1 2022	$140,139	$12,480	$152,619
MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	359,025	—	—	322	Q2 2017	Q1 2021	Q2 2022	77,143	17,272	94,415
Total/weighted average			695,117	—	—	755	Q3 2017	Q3 2020	Q1 2022	$217,282	$29,752	$247,034

Under Construction - Total / Weighted Average (5)			969,014	97.8%	$46.10	755	Q1 2018	Q4 2020	Q4 2021	$320,724	$52,578	$373,302
Under Construction - Total / Weighted Average at JBG SMITH Share (5)			776,528	97.8%	$46.10	577

Weighted average projected NOI yield at JBG SMITH share:	Commercial	Multifamily	Total
Estimated total project cost (6)	7.0%	5.9%	6.3%
Estimated total investment	7.0%	5.7%	6.1%
Estimated incremental investment	38.5%	47.5%	43.6%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$8.8	$14.1	$22.9

Note: At 100% share, unless otherwise noted.

(1)	Based on leases signed as of June 30, 2020 and calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to contractual monthly base rent.
(2)	Average dates are weighted by JBG SMITH share of estimated square feet.
(3)	Historical cost excludes certain GAAP adjustments, interest and ground lease costs. See definition of historical cost on page 52.
(4)	Ownership percentage reflects expected dilution of JBG SMITH’s real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2020, JBG SMITH’s ownership interest was 95.7%.
(5)	Multifamily assets are excluded from the weighted average percent pre-leased and pre-lease rent per square foot metrics.
(6)	Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.

PROPERTY TABLE - FUTURE DEVELOPMENT	JUNE 30, 2020 (Unaudited)

Property Table – Future Development

dollars in thousands, except per square foot data, at JBG SMITH share						Estimated
						Commercial			Estimated	Estimated
						SF /		Estimated	Capitalized	Capitalized		Estimated
						Multifamily		Remaining	Cost of SF /	Cost of	Estimated	Total
	Number of	Estimated Potential Development Density (SF)				Units to be	Historical	Acquisition	Units to Be	Ground Rent	Total	Investment
Region	Assets	Total	Office	Multifamily	Retail	Replaced (1)	Cost (2)	Cost (3)	Replaced (4)	Payments (5)	Investment	per SF

Owned
DC
DC	8	1,678,400	312,100	1,357,300	9,000	—	$110,999	N/A	$—	$—	$110,999	$66.13
VA
National Landing	11	6,976,100	2,135,000	4,724,100	117,000	262,869 SF	209,606	N/A	101,800	—	311,406	44.64
Reston	4	2,589,200	924,800	1,462,400	202,000	15 units	75,756	N/A	2,997	—	78,753	30.42
Other VA	4	199,600	88,200	102,100	9,300	21,647 SF	1,476	N/A	3,806	2,552	7,834	39.25
	19	9,764,900	3,148,000	6,288,600	328,300	284,516 SF / 15 units	286,838	N/A	108,603	2,552	397,993	40.76
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	170 units	15,095	N/A	33,533	—	48,628	38.10
Greater Rockville	2	20,400	19,200	—	1,200	—	356	N/A	—	—	356	17.45
	3	1,296,700	19,200	1,156,300	121,200	170 units	15,451	N/A	33,533	—	48,984	37.78
Total / weighted average	30	12,740,000	3,479,300	8,802,200	458,500	284,516 SF / 185 units	$413,288	N/A	$142,136	$2,552	$557,976	$43.80

Optioned (6)
DC
DC	3	1,793,600	78,800	1,498,900	215,900	—	$22,858	$21,400	$—	$71,113	$115,371	$64.32
VA
Other VA	1	11,300	—	10,400	900	—	126	995	—	—	1,121	99.20
Total / weighted average	4	1,804,900	78,800	1,509,300	216,800	—	$22,984	$22,395	$—	$71,113	$116,492	$64.54

Held for Sale
VA
National Landing (7)	1	2,082,000	2,082,000	—	—	—	$72,463	$—	$—	$—	$72,463	$34.80

Total / Weighted Average	35	16,626,900	5,640,100	10,311,500	675,300	284,516 SF / 185 units	$508,735	$22,395	$142,136	$73,665	$746,931	$44.92

(1)	Represents management’s estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.
(2)	Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of historical cost on page 52.
(3)	Represents management’s estimate of remaining deposits, option payments, and option strike prices as of June 30, 2020.
(4)	Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $2.1 million of NOI for the three months ended June 30, 2020 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate.
(5)	Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. One owned parcel and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $3.7 million.
(6)	As of June 30, 2020, the weighted average remaining term for the optioned future development assets is 4.0 years.
(7)	Represents the estimated potential development density that JBG SMITH has sold to Amazon pursuant to an executed purchase and sale agreement. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet, for approximately $149.9 million, subject to customary closing conditions. The sale of Pen Place to Amazon is expected to close in 2021.

DISPOSITION ACTIVITY	JUNE 30, 2020 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH share					Total Square Feet/
					Estimated
					Potential
					Development
	Ownership				Density (Square	Gross Sales	Net Cash	Book Gain
Assets	Percentage	Asset Type	Location	Date Disposed	Feet)	Price	Proceeds	(Loss)

Q1 2020
Metropolitan Park	100.0%	Future Development	Arlington, VA	January 15, 2020	2,150,000	$154,952	$154,493	$59,477

Q2 2020
11333 Woodglen Drive / NoBe II Land / Woodglen	18.0%	Commercial / Future Development	Rockville, MD	June 5, 2020	11,277 / 106,020	3,195	607	(2,952)

Total					11,277 / 2,256,020	$158,147	$155,100	$56,525

Note: As of June 30, 2020, Pen Place was classified as held for sale in our condensed consolidated balance sheet. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet, for approximately $149.9 million, subject to customary closing conditions. The sale of Pen Place to Amazon is expected to close in 2021.

DEBT SUMMARY	JUNE 30, 2020 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH share	2020	2021	2022	2023	2024	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment) (1)	$—	$—	$—	$—	$—	$500,000	$500,000
Term loans ($400 million commitment)	—	—	—	200,000	200,000	—	400,000
Total unsecured debt	—	—	—	200,000	200,000	500,000	900,000
Secured Debt: (2)
Consolidated principal balance	—	97,575	107,500	172,003	132,662	808,828	1,318,568
Unconsolidated principal balance	10,461	104,476	120,579	31,219	—	148,944	415,679
Total secured debt (2)	10,461	202,051	228,079	203,222	132,662	957,772	1,734,247

Total Consolidated and Unconsolidated Principal Balance	$10,461	$202,051	$228,079	$403,222	$332,662	$1,457,772	$2,634,247

% of total debt maturing	0.4%	7.7%	8.7%	15.3%	12.6%	55.3%	100.0%
% floating rate (3)	—%	52.8%	48.4%	1.4%	—	60.1%	41.7%
% fixed rate (4)	100.0%	47.2%	51.6%	98.6%	100.0%	39.9%	58.3%

Weighted Average Interest Rates
Variable rate	—%	3.88%	1.63%	1.56%	—	1.23%	1.53%
Fixed rate	3.25%	4.88%	3.58%	3.70%	3.08%	4.32%	3.86%
Total Weighted Average Interest Rates	3.25%	4.35%	2.64%	3.67%	3.08%	2.47%	2.89%

	Credit Facility
	Revolving
	Credit	Tranche A‑1	Tranche A‑2	Total/Weighted
	Facility (1)	Term Loan	Term Loan	Average
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000
Outstanding principal balance	$500,000	$200,000	$200,000	$900,000
Letters of credit	$1,466	$—	$—	$1,466
Undrawn capacity	$498,534	$—	$—	$498,534
Interest rate spread (5)	1.05%	1.20%	1.15%	1.11%
All-In interest rate (6)	1.21%	2.34%	2.49%	1.75%
Initial maturity date	Jan‑25	Jan‑23	Jul‑24	—

(1)	In July 2020, we repaid the outstanding balance on our revolving credit facility.
(2)	In July 2020, we entered into three separate mortgage loans with an aggregate principal balance of $385.0 million, collateralized by The Bartlett, 1221 Van Street and 220 20th Street.
(3)	Floating rate debt includes floating rate loans with interest rate caps.
(4)	Fixed rate debt includes floating rate loans with interest rate swaps.
(5)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(6)	The all-in interest rate is inclusive of interest rate swaps. As of June 30, 2020, the notional amount of the Tranche A-1 Term Loan and the Tranche A-2 Term Loan interest rate swap was $100.0 million and $200.0 million. As of June 30, 2020, we had a forward-starting swap that became effective on July 20, 2020 with a notional of $100.0 million, which effectively converted the variable interest rate applicable to the remaining $100.0 million drawn in April 2020 under our Tranche A-1 Loan to a fixed interest upon the effective date of the swap. Giving effect to that swap, the all-in rate of the Tranche A-1 Term Loan would be 2.58%.

DEBT BY INSTRUMENT	JUNE 30, 2020 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Consolidated
Courthouse Plaza 1 and 2	100.0%	2,200	L + 1.60%	-	1.76%	05/10/21	05/10/21
WestEnd25	100.0%	95,375	4.88%	Fixed	4.88%	06/01/21	06/01/21
Credit Facility -Tranche A‑1 Term Loan (3)	100.0%	200,000	L + 1.20%	Swap	2.34%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	132,518	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	39,485	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A‑2 Term Loan	100.0%	200,000	L + 1.15%	Swap	2.49%	07/18/24	07/18/24
2101 L Street	100.0%	132,662	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,318	7.94%	Fixed	7.94%	01/01/25	01/01/25
Credit Facility - Revolving Credit Facility (4)	100.0%	500,000	L + 1.05%	-	1.21%	01/07/25	01/07/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1730 M Street	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
4747 Bethesda Avenue	100.0%	175,000	L + 1.35%	Cap	1.51%	02/20/27	02/20/27
RTC - West (5)	100.0%	117,300	L + 1.40%	-	1.65%	04/22/25	04/22/27
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
Total Consolidated Principal Balance		2,218,568
Premium / (discount) recognized as a result of the Formation Transaction		950
Deferred financing costs - mortgage loans		(6,994)
Deferred financing costs - credit facility (6)		(9,857)
Total Consolidated Indebtedness (7)		$2,202,667

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable (7)		$1,312,524
Revolving credit facility (4)		500,000
Deferred financing costs, net - credit facility (included in other assets)		(7,494)
Unsecured term loan		397,637
Total Consolidated Indebtedness (7)		$2,202,667

DEBT BY INSTRUMENT	JUNE 30, 2020 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Unconsolidated
Galvan	1.8%	89,500	L + 1.75%	Cap	1.91%	03/06/21	03/06/21
L’Enfant Plaza Office - North, L’Enfant Plaza Office - East, L’Enfant Plaza Retail (8)	49.0%	209,948	L + 3.65%	Cap	3.95%	05/08/21	05/08/22
Atlantic Plumbing	64.0%	100,000	L + 1.50%	—	1.66%	11/08/22	11/08/22
Stonebridge at Potomac Town Center	10.0%	104,611	L + 1.70%	Swap	3.25%	12/10/20	12/10/22
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	49,666	L + 2.00%	Cap	2.16%	08/29/22	08/29/24
500 L’Enfant Plaza	49.0%	76,490	L + 1.30%	Cap	1.46%	10/25/22	10/25/24
The Foundry	9.9%	58,000	L + 1.40%	Cap	1.56%	12/12/23	12/12/24
The Alaire	18.0%	47,749	L + 1.82%	Cap	1.98%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%	46,222	L + 1.50%	Swap	3.28%	07/01/22	07/01/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
Pickett Industrial Park	10.0%	23,600	L + 1.45%	Swap	3.56%	09/04/25	09/04/25
The Terano	1.8%	34,000	L + 1.35%	Swap	4.45%	11/09/25	11/09/25
7900 Wisconsin Avenue	50.0%	59,361	4.82%	Fixed	4.82%	07/15/26	07/15/26
1900 N Street	55.0%	135,811	L + 1.70%	Cap	1.86%	04/30/25	04/30/27
Wardman Park	20.0%	127,418	4.77%	Fixed	4.77%	02/01/23	02/01/28
Total Unconsolidated Principal Balance		1,333,189
Deferred financing costs		(8,138)
Total Unconsolidated Indebtedness		$1,325,051

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH share (4) (7)		$2,218,568
Unconsolidated principal balance at JBG SMITH share		415,679
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,634,247

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share (4) (7)		$2,202,667
Unconsolidated indebtedness at JBG SMITH Share		411,599
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,614,266

(1)	June 30, 2020 one-month LIBOR of 0.16% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(3)	As of June 30, 2020, we had a forward-starting swap that became effective on July 20, 2020 with a notional of $100.0 million, which effectively converted the variable interest rate applicable to the remaining $100.0 million drawn in April 2020 under our Tranche A-1 Loan to a fixed interest upon the effective date of the swap.
(4)	In July 2020, we repaid the $500.0 million outstanding balance on our revolving credit facility.
(5)	The base rate for this loan was 0.25% as of June 30, 2020.
(6)	As of June 30, 2020, net deferred financing costs related to our revolving credit facility totaling $7.5 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(7)	In July 2020, we entered into three separate mortgage loans with an aggregate principal balance of $385.0 million, collateralized by The Bartlett, 1221 Van Street and 220 20th Street. The mortgage loans have a 10-year term and have a blended rate of interest of L + 2.51% per annum.
(8)	The base rate for this loan is three-month LIBOR, which was 0.30% as of June 30, 2020.

CONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2020 (Unaudited)

Consolidated Real Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
MRP Realty
965 Florida Avenue (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	336,092

Total Consolidated Real Estate Ventures					336,092

Note: Total square feet at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH’s real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2020, JBG SMITH’s ownership interest was 95.7%.

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2020 (Unaudited)

Unconsolidated Real Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L’Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,057
L’Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	297,620
500 L’Enfant Plaza	Commercial	Washington, DC	Southwest	49.0%	215,218
L’Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,291
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	144,157
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	102,635
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,293
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,673
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	192,921
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L’Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Lane	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
					3,747,365

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	503,613
Pickett Industrial Park	Commercial	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	225,622
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	22,900
					2,607,573

UNCONSOLIDATED REAL ESTATE VENTURES	JUNE 30, 2020 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Canadian Pension Plan Investment Board
1900 N Street	Commercial	Washington, DC	CBD	55.0%	269,035
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	208,730
					477,765

Forest City
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,800
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	142,200
					585,500
Prudential Global Investment Management
Central Place Tower	Commercial	Arlington, VA	Rosslyn	50.0%	552,495

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

Pacific Life Insurance Company
Wardman Park	Future Development	Washington, DC	Woodley Park	20.0%	—

Total Unconsolidated Real Estate Ventures					8,992,323

Note: Total square feet at 100% share.

DEFINITIONS	JUNE 30, 2020

Definitions

Annualized Rent

“Annualized rent” is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of June 30, 2020, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of June 30, 2020, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.

Annualized Rent Per Square Foot

“Annualized rent per square foot” is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA

Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by NAREIT. NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses  on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 16.

Estimated Potential Development Density

‘‘Estimated potential development density’’ reflects management’s estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of June 30, 2020. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

Free Rent

‘‘Free rent’’ means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

DEFINITIONS	JUNE 30, 2020

Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution ("FAD")

FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income to FFO, Core FFO and FAD is presented on pages 17-18.

Future Development

“Future development” refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of June 30, 2020 where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.

Historical Cost, Estimated Incremental Investment, Estimated Total Investment and Estimated Total Project Cost

“Historical cost” is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of June 30, 2020.

“Estimated incremental investment” means management’s estimate of the remaining cost to be incurred in connection with the development of an asset as of June 30, 2020, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses.

“Estimated total investment” means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset.

"Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.

Actual incremental investment, actual total investment and actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

DEFINITIONS	JUNE 30, 2020

In-Service

‘‘In-service’’ refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2020.

Metro-Served

“Metro-served” means locations, submarkets or assets that are within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.

Monthly Rent Per Unit

For multifamily assets, represents multifamily rent for the month ended June 30, 2020 divided by occupied units; retail rent is excluded from this metric.

Near-Term Development

‘‘Near-term development’’ refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within 18 months following June 30, 2020, subject to market conditions.

Net Operating Income ("NOI"), Adjusted Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield

“NOI” is a non-GAAP financial measure management uses to assess a segment’s performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure for our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe that to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended June 30, 2020 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of June 30, 2020. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

We also report adjusted annualized NOI which includes signed but not yet commenced leases and incremental revenue from recently delivered assets assuming stabilization. While we believe adjusted annualized NOI provides useful information regarding potential future NOI from our assets, it does not account for any decrease in NOI for lease terminations, defaults or other negative events that could affect NOI and therefore, should not be relied upon as indicative of future NOI.

DEFINITIONS	JUNE 30, 2020

This Investor Package also contains management’s estimate of stabilized NOI and projections of NOI yield for under construction and near-term development assets, which are based on management’s estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management’s plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management’s projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Package will be achieved.

“Projected NOI yield” means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Package.

The Company does not provide reconciliations for non-GAAP estimates on a future basis, including adjusted annualized NOI and estimated stabilized NOI because it is unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income. Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Percent Leased

‘‘Percent leased’’ is based on leases signed as of June 30, 2020, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

Percent Pre-Leased

‘‘Percent pre-leased’’ is based on leases signed as of June 30, 2020, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.

Percent Occupied

‘‘Percent occupied’’ is based on occupied rentable square feet/units as of June 30, 2020, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet are excluded from this calculation.

Pro Rata Adjusted General and Administrative (“G&A”) Expenses

"Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the G&A expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general.

Recently Delivered

“Recently delivered” refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended June 30, 2020.

Same Store and Non-Same Store

“Same store” refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

DEFINITIONS	JUNE 30, 2020

“Non-same store” refers to all operating assets excluded from the same store pool.

Second Generation Lease

“Second generation lease” is a lease on space that had been vacant for less than nine months.

Signed But Not Yet Commenced Leases

“Signed but not yet commenced leases” means leases for assets in JBG SMITH’s portfolio that, as of June 30, 2020, have been executed but for which no rental payments had yet been charged to the tenant.

Square Feet

‘‘Square feet’’ or ‘‘SF’’ refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management’s estimate of approximate rentable square feet, (iii) for assets under construction and near-term development assets, management’s estimate of approximate rentable square feet based on current design plans as of June 30, 2020, and (iv) for future development assets, management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of June 30, 2020.

Transaction and Other Costs

Transaction and other costs include amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition costs and costs related to other completed, potential and pursued transactions, as well as other expenses.

Under Construction

‘‘Under construction’’ refers to assets that were under construction during the three months ended June 30, 2020.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Appendix – EBITDAAre and Adjusted EBITDA

	Three Months Ended
dollars in thousands	Q2 2020		Q1 2020		Q4 2019		Q3 2019		Q2 2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(40,263)		$48,175		$38,692		$10,532		$(3,328)
Depreciation and amortization expense	52,616		48,489		50,004		46,862		45,995
Interest expense (1)	15,770		12,005		11,831		10,583		13,107
Income tax expense (benefit)	(888)		(2,345)		(613)		432		51
Unconsolidated real estate ventures allocated share of above adjustments	10,692		10,837		10,050		8,664		10,357
EBITDA attributable to noncontrolling interests in consolidated real estate ventures	(6)		3		(2)		—		(4)
EBITDA	$37,921		$117,164		$109,962		$77,073		$66,178
Gain on sale of real estate	—		(59,477)		(57,870)		(8,088)		—
(Gain) loss on sale from unconsolidated real estate ventures	2,952		—		—		—		(335)
Impairment of investment in unconsolidated real estate venture (2)	6,522		—		—		—		—
EBITDAre	$47,395		$57,687		$52,092		$68,985		$65,843
Transaction and other costs (3)	1,372		5,309		13,307		2,059		2,974
Loss on extinguishment of debt	—		33		3,916		—		1,889
Share-based compensation related to Formation Transaction and special equity awards	8,858		9,441		11,959		9,549		9,523
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(245)		374		(518)		(165)		(232)
Unconsolidated real estate ventures allocated share of above adjustments	747		718		(1,345)		—		—
Lease liability adjustments	—		—		(1,829)		1,991		—
Adjusted EBITDA	$58,127		$73,562		$77,582		$82,419		$79,997

Net Debt to Annualized Adjusted EBITDA (4)	8.1	x	6.2	x	5.8	x	5.3	x	5.2	x

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)	$2,202,667	$1,784,353	$1,620,001	$1,652,303	$1,653,538
Unconsolidated indebtedness (4)	411,599	339,227	329,056	322,692	312,686
Total consolidated and unconsolidated indebtedness	2,614,266	2,123,580	1,949,057	1,974,995	1,966,224
Less: cash and cash equivalents	724,246	306,988	136,200	237,288	289,554
Net Debt (at JBG SMITH Share)	$1,890,020	$1,816,592	$1,812,857	$1,737,707	$1,676,670

Note: All EBITDA measures as shown above are attributable to operating partnership common units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	In connection with the preparation and review of our second quarter 2020 financial statements, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment charge of $6.5 million, reducing the net book value of our investment to zero.
(3)	Includes fees and expenses incurred for the relocation of our corporate headquarters, demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the six months ended June 30, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(4)	Adjusted EBITDA is annualized by multiplying by four. In Q2 2019, we closed an underwritten public offering of 11.5 million common shares that generated net proceeds of $472.8 million.
(5)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Appendix – FFO, Core FFO and FAD

	Three Months Ended
in thousands, except per share data	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(36,780)	$42,925	$34,390	$9,360	$(3,040)
Net income (loss) attributable to redeemable noncontrolling interests	(3,483)	5,250	4,302	1,172	(288)
Net income (loss)	(40,263)	48,175	38,692	10,532	(3,328)
Gain on sale of real estate	—	(59,477)	(57,870)	(8,088)	—
(Gain) loss on sale from unconsolidated real estate ventures	2,952	—	—	—	(335)
Real estate depreciation and amortization	49,924	45,662	47,001	44,164	43,308
Impairment of investment in unconsolidated real estate venture (1)	6,522	—	—	—	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	7,498	6,882	6,407	4,713	4,804
FFO attributable to noncontrolling interests in consolidated real estate ventures	(6)	3	(2)	—	(4)
FFO Attributable to Operating Partnership Common Units	$26,627	$41,245	$34,228	$51,321	$44,445
FFO attributable to redeemable noncontrolling interests	(2,911)	(4,497)	(3,804)	(5,705)	(5,014)
FFO attributable to common shareholders	$23,716	$36,748	$30,424	$45,616	$39,431

FFO attributable to the operating partnership common units	$26,627	$41,245	$34,228	$51,321	$44,445
Transaction and other costs, net of tax (2)	1,212	5,166	11,725	1,941	2,847
(Gain) loss from mark-to-market on derivative instruments	17	(47)	—	2	524
Loss on extinguishment of debt	—	33	3,916	—	1,889
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture	(245)	374	(518)	(165)	(232)
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,441	11,959	9,549	9,523
Lease liability adjustments	—	—	(1,829)	1,991	—
Amortization of management contracts intangible, net of tax	1,073	1,143	1,288	1,287	1,288
Unconsolidated real estate ventures allocated share of above adjustments	727	1,176	(1,407)	127	1,153
Core FFO Attributable to Operating Partnership Common Units	$38,269	$58,531	$59,362	$66,053	$61,437
Core FFO attributable to redeemable noncontrolling interests	(4,184)	(6,382)	(6,598)	(7,342)	(6,931)
Core FFO attributable to common shareholders	$34,085	$52,149	$52,764	$58,711	$54,506
FFO per diluted common share	$0.18	$0.27	$0.23	$0.34	$0.30
Core FFO per diluted common share	$0.26	$0.39	$0.39	$0.44	$0.41
Weighted average diluted shares	133,613	135,429	134,129	134,127	131,754

See footnotes on page 58.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	JUNE 30, 2020 (Unaudited)

in thousands, except per share data	Three Months Ended
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019

FAD
Core FFO attributable to the operating partnership common units	$38,269	$58,531	$59,362	$66,053	$61,437
Recurring capital expenditures and second generation tenant improvements and leasing commissions (3)	(12,889)	(9,805)	(27,689)	(14,872)	(20,076)
Straight-line and other rent adjustments (4)	(2,383)	(5,237)	(8,464)	(10,348)	(8,739)
Third-party lease liability assumption payments	(780)	(1,460)	(1,450)	(1,413)	(1,183)
Share-based compensation expense	11,757	7,730	5,512	6,129	5,694
Amortization of debt issuance costs	673	622	671	701	875
Unconsolidated real estate ventures allocated share of above adjustments	270	194	(386)	(943)	(1,404)
Non-real estate depreciation and amortization	1,215	1,254	1,234	925	916
FAD available to the Operating Partnership Common Units (A)	$36,132	$51,829	$28,790	$46,232	$37,520
Distributions to common shareholders and unitholders (B)	$33,970	$34,011	$34,011	$34,006	$34,006
FAD Payout Ratio (B÷A) (5)	94.0%	65.6%	118.1%	73.6%	90.6%

Capital Expenditures
Maintenance and recurring capital expenditures	$6,541	$2,558	$11,748	$7,000	$7,252
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	360	149	561	439	252
Second generation tenant improvements and leasing commissions	5,613	6,943	13,426	6,713	12,357
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	375	155	1,954	720	215
Recurring capital expenditures and second generation tenant improvements and leasing commissions	12,889	9,805	27,689	14,872	20,076
First generation tenant improvements and leasing commissions	11,853	11,847	20,057	6,501	18,996
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	217	770	2,672	507	419
Non-recurring capital expenditures	6,240	6,187	16,410	8,365	5,470
Share of non-recurring capital expenditures from unconsolidated joint ventures	238	102	488	84	30
Non-recurring capital expenditures	18,548	18,906	39,627	15,457	24,915
Total JBG SMITH Share of Capital Expenditures	$31,437	$28,711	$67,316	$30,329	$44,991

(1)	In connection with the preparation and review of our second quarter 2020 financial statements, we determined that our investment in the venture that owns The Marriott Wardman Park hotel was impaired due to a decline in the fair value of the underlying asset and recorded an impairment charge of $6.5 million, reducing the net book value of our investment to zero.
(2)	Includes fees and expenses incurred for the relocation of our corporate headquarters, demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the six months ended June 30, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that acquires and owns affordable workforce housing in the Washington DC metropolitan region.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate investments.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations. Q4 2019 was impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	JUNE 30, 2020 (Unaudited)

Appendix – NOI Reconciliations

dollars in thousands	Three Months Ended
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Net income (loss) attributable to common shareholders	$(36,780)	$42,925	$34,390	$9,360	$(3,040)
Add:
Depreciation and amortization expense	52,616	48,489	50,004	46,862	45,995
General and administrative expense:
Corporate and other	13,216	13,176	11,934	11,015	11,559
Third-party real estate services	29,239	28,814	26,910	29,809	28,710
Share-based compensation related to Formation Transaction and special equity awards	8,858	9,441	11,959	9,549	9,523
Transaction and other costs	1,372	5,309	13,307	2,059	2,974
Interest expense	15,770	12,005	11,831	10,583	13,107
Loss on extinguishment of debt	—	33	3,916	—	1,889
Income tax expense (benefit)	(888)	(2,345)	(613)	432	51
Net income (loss) attributable to redeemable noncontrolling interests	(3,483)	5,250	4,302	1,172	(288)
Less:
Third-party real estate services, including reimbursements	27,167	29,716	29,121	34,587	29,487
Other income (1)	1,516	1,630	1,686	2,196	2,114
Loss from unconsolidated real estate ventures, net	(13,485)	(2,692)	(2,042)	(1,144)	(1,810)
Interest and other income (loss), net	114	907	3,022	(640)	2,052
Gain on sale of real estate	—	59,477	57,870	8,088	—

Consolidated NOI	64,608	74,059	78,283	77,754	78,637
NOI attributable to unconsolidated real estate ventures at our share	7,495	8,588	6,052	5,500	5,091
Non-cash rent adjustments (2)	(1,419)	(3,545)	(8,465)	(10,348)	(8,738)
Other adjustments (3)	3,516	2,834	3,913	3,181	3,758
Total adjustments	9,592	7,877	1,500	(1,667)	111
NOI (3)	$74,200	$81,936	$79,783	$76,087	$78,748
Less: out-of-service NOI loss (4)	(1,475)	(1,427)	(2,817)	(2,189)	(1,556)
Operating portfolio NOI	$75,675	$83,363	$82,600	$78,276	$80,304
Non-same store NOI (5)	1,204	4,851	7,653	6,286	6,311
Same store NOI (6)	$74,471	$78,512	$74,947	$71,990	$73,993

Note: NOI, non-same store NOI and same store NOI are presented as originally reported in the respective quarter.

(1)	Excludes operating parking revenue of $0.8 million, $6.4 million, $6.5 million, $6.3 million and $6.7 million in Q2 2020, Q1 2020, Q4 2019, Q3 2019 and Q2 2019.
(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(4)	Includes the results of our Under Construction assets and Future Development Pipeline.
(5)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(6)	Includes the results of the properties that are in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

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